UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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U-Store-It Trust
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460 East Swedesford Road, Suite 3000

Wayne, Pennsylvania 19087

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 26, 2009

Dear Shareholder:

You are cordially invited to attend our 2009 annual meeting of shareholders to be held on Tuesday, May 26, 2009, at 11:00 a.m., Eastern Daylight Savings time, at the Dolce Valley Forge Hotel, 301 West DeKalb Pike, King of Prussia, Pennsylvania 19406, for the following purposes:

1.     To elect as trustees the eight individuals named in the accompanying proxy statement to serve one-year terms expiring at the 2010 annual shareholders meeting and until their successors are duly elected and qualify;

2.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm; and

3.     To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 24, 2009 will be entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

By Order of the Board of Trustees

Jeffrey P. Foster

Secretary

Wayne, Pennsylvania

April 13, 2009

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on Tuesday, May 26, 2009

This proxy statement and the 2008 Annual Report to Shareholders are available at www.ustoreit.com under “Investor Relations”

460 East Swedesford Road, Suite 3000

Wayne, Pennsylvania 19087

PROXY STATEMENT

FOR THE 2009 ANNUAL MEETING

OF SHAREHOLDERS

ABOUT THE MEETING

Why am I receiving this proxy statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2009 annual meeting of shareholders, to be held at 11:00 a.m., Eastern Daylight Savings time, on Tuesday, May 26, 2009, at the Dolce Valley Forge Hotel, 301 West DeKalb Pike, King of Prussia, Pennsylvania 19406, for the purposes stated in the Notice of Annual Meeting of Shareholders. This solicitation is made by U-Store-It Trust on behalf of our Board of Trustees. “We,” “our,” “us” and the “Company” refer to U-Store-It Trust, a Maryland real estate investment trust and its subsidiaries. This proxy statement, the enclosed proxy card and our 2008 Annual Report to Shareholders and Form 10-K are first being mailed and made available electronically on our website at www.ustoreit.com under “Investor Relations” to shareholders beginning on or about April 13, 2009.

Who is entitled to vote at the annual meeting?

Only holders of record of our common shares at the close of business on March 24, 2009, the record date for the annual meeting, are entitled to receive notice of and to vote at the meeting or any adjournment or postponement of the annual meeting. Our common shares are the only class of securities entitled to vote at the meeting.

What are the voting rights of shareholders?

Each common share outstanding on the record date entitles its holder to cast one vote on each matter to be voted upon.

Who can attend the annual meeting?

All holders of our common shares at the close of business on March 24, 2009, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting.  If you attend the meeting, you may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.  If you hold your shares in “street name” (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of March 24, 2009, or a legal proxy from your bank or broker.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding at the close of business on March 24, 2009 will constitute a quorum, permitting the shareholders to conduct business at the meeting. We will include abstentions and broker non-votes in the number of shares present at the meeting for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of the record date, there were 58,191,752 common shares outstanding.

How do I vote my shares that are held by my bank or broker?

If your shares are held by a bank or broker, you should follow the voting instructions provided to you by the bank or broker. Although most banks and brokers offer voting by mail, telephone and on the Internet, availability and specific procedures will depend on their voting arrangements.

How do I vote?

You or your duly authorized agent may vote by completing and returning the accompanying proxy card, or you may attend the meeting and vote in person.

May I change my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by submitting to our Secretary a notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote “FOR” the election of all nominees for our Board of Trustees named in this proxy statement, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm and, as recommended by our Board of Trustees with regard to any other matters which properly come before the annual meeting, or, if no such recommendation is given, the persons designated as proxy holders on the proxy card will vote in their own discretion.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. We hired Georgeson Inc. to serve as proxy solicitors for us at a cost of $7,500. In addition to soliciting proxies by mail, our officers, trustees and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final results will be published in the Company’s quarterly report on Form 10-Q for the second quarter of 2009.

How can I obtain the Company’s Annual Report and Form 10-K?

Our Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 2008, are being mailed along with this proxy statement. These documents are also available electronically on our website at www.ustoreit.com under “Investor Relations.”  Our 2008 Annual Report is not incorporated into this proxy statement and shall not be considered proxy solicitation material.

If you wish to have additional printed copies of our Annual Report to Shareholders and Form 10-K for the fiscal year ended December 31, 2008, as well as a copy of any exhibit specifically requested, we will mail these documents to you without charge. Requests should be sent to: The Secretary of the Company, U-Store-It Trust, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087. Our Form 10-K has been filed with the Securities and Exchange Commission, or SEC, and may be accessed from the SEC’s homepage at www.sec.gov.

Who should I contact if I have any questions?

If you have any questions about the annual meeting, these proxy materials or your ownership of our common shares, please contact our Secretary by telephone at (610) 293-5765 or by fax at (610) 293-5720.

PROPOSAL 1: ELECTION OF TRUSTEES

Our Board of Trustees is currently comprised of eight trustees, each of whose term expires at the 2009 annual meeting. The Corporate Governance and Nominating Committee recommended to our Board of Trustees that the eight trustees be nominated to stand for re-election.  The Board of Trustees recommends that shareholders vote in favor of the re-election of each of the eight nominees to serve as trustees until the 2010 annual meeting of shareholders and until their successors are duly elected and qualify. Based on its review of the relationships between the trustee nominees and the Company, the Board of Trustees affirmatively determined that if these nominees are elected, seven of the eight trustees —C.E. Andrews, John C. Dannemiller, William M. Diefenderfer III, Harold S. Haller, Daniel B. Hurwitz, Marianne M. Keler and David J. LaRue, will be “independent” trustees under the rules of the New York Stock Exchange, or NYSE.

The Board of Trustees knows of no reason why any nominee would be unable to serve as a trustee. If any nominee is unavailable for election or service, the Board of Trustees may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Trustees, or the Board of Trustees may decrease the size of our Board of Trustees, as permitted by our bylaws. Each nominee has consented to be named in this proxy statement and has agreed to serve if elected.

Nominees for Election for a Term Expiring at the 2010 Annual Meeting

Set forth below are descriptions of the backgrounds and principal occupations of each of our trustees, and the period during which he or she has served as a trustee, as of April 13, 2009.

William M. Diefenderfer III, 63, has served as our Chairman of the Board since February 2007 and as a trustee since our initial public offering in October 2004. Mr. Diefenderfer has been a partner in the law firm of Diefenderfer, Hoover, Boyle & Wood since 1991. He served as Chief Executive Officer and President of Enumerate Solutions Inc., a privately-owned technology company that he co-founded, from 2000 to 2002. From 1992 to 1996, Mr. Diefenderfer served as Treasurer and Chief Financial Officer of Icarus Aircraft, Inc., a privately-owned aviation technology company. Mr. Diefenderfer served a two-year term on the Public Company Accounting Oversight Board’s Standing Advisory Group from 2004 through 2005. In October 2006, he accepted appointment to the Commission on the Future of American Veterans, the purpose of which is to formulate a clear plan to guide the U.S. Department of Veteran’s Affairs for the next twenty years. Mr. Diefenderfer serves as Vice-Chairman of the Board of Directors of Enumerate Solutions Inc., as well as chairman of its Audit Committee. He currently serves on the board of SLM Corporation, a publicly-traded company more commonly known as Sallie Mae, a leading provider of student loans and administrator of college savings plans. He is a member of Sallie Mae’s Finance Committee.

Charles Elliott Andrews, 57, was recommended to the Corporate Governance and Nominating Committee by one of our non-management trustees, and he was appointed by the Board of Trustees on December 11, 2008.  From December 2007 to September 2008, Mr. Andrews served as the President of SLM Corporation, more commonly known as Sallie Mae, and from May 2007 through December 2007, Mr. Andrews served as the Chief Executive Officer of Sallie Mae. From January 2006 through May 2007, Mr. Andrews served as the Executive Vice President and Chief Financial Officer of Sallie Mae, and from February 2003 through January 2006, Mr. Andrews served as Executive Vice President, Accounting & Risk Management of Sallie Mae. Prior to joining Sallie Mae, Mr. Andrews was a partner at Arthur Andersen from September 1984 to February 2003. From 2002 to 2003 he was Managing Partner- Worldwide Audit and Business Advisory Practice. He is a graduate of Virginia Tech where he serves on the Advisory Board of the Pamplin College of Business. He is a member of the Board of Directors of NVR, Inc. and Six Flags, Inc., where he is also the Chair of the Audit Committee.  He also serves as Chairman of the Board of Directors of Junior Achievement of the National Capital Area.

John C. (Jack) Dannemiller, 70, has served as a trustee since our initial public offering in October 2004. From 1992 to 2000, Mr. Dannemiller served as the Chairman of the Board of Directors and Chief Executive Officer of Applied Industrial Technologies, Inc., a publicly-traded distributor of industrial, fluid power and engineered products and systems. He served as President of Applied Industrial Technologies, Inc. from 1996 to 1999, as Executive Vice President and Chief Operating Officer from 1988 to 1992, and served as a member of its Board of Directors from 1985 to 2000 (including his tenure as Chairman). Prior to joining Applied Industrial Technologies, Inc., he served as President and Chief Operating Officer of Leaseway Transportation, a privately-owned motor vehicle transportation company. Mr. Dannemiller currently serves on the board of the Community West Foundation.

Harold S. Haller, Ph.D., 70, has served as a trustee since our initial public offering in October 2004. Dr. Haller has been a management consultant since 1967. He formed Harold S. Haller & Company in 1983 to help management of companies improve quality and productivity in production, marketing, business administration and research and development. Dr. Haller is also a lecturer and a writer of technical papers within his field.  He has been an adjunct professor at Case Western Reserve University for 21 years and is currently the Director of the Case Statistical Consulting Center. Dr. Haller worked closely with Dr. W.E. Deming in Dr. Deming’s four-day management seminars from 1985 until Dr. Deming’s death in 1993. Dr. Haller is the principal consultant for Real World Quality System’s NASA projects.

Daniel B. Hurwitz, 45, was recommended to the Corporate Governance and Nominating Committee by one of our non-management trustees, and he was appointed by the Board of Trustees on January 25, 2008.  Mr. Hurwitz has been President and Chief Operating Officer of Developers Diversified Realty, a self-administered and self-managed real estate investment trust, or REIT, which acquires, develops, leases and manages shopping centers, since May 2007.  Mr. Hurwitz is responsible for Developers Diversified’s core revenue departments, in addition to management of the various disciplines related to the day-to-day operations of the company.  Moreover, he is a member of Developers Diversified’s executive management and investment committee. He previously served as Senior Executive Vice President and Chief Investment Officer of Developers Diversified from May 2005 to April 2007, and as Executive Vice President of Developers Diversified from June 1999 through April 2005.

Dean Jernigan, 63, has been Chief Executive Officer of the Company since April 2006 and also has served as a member of our Board of Trustees since that time. Mr. Jernigan served as the Company’s President from April 2006 to November 2008. From 2004 to April 2006, Mr. Jernigan served as President of Jernigan Property Group, LLC, a Memphis-based company that formerly owned and operated self-storage facilities in the United States.  From 2002 to 2004, Mr. Jernigan was a private investor. From 1984 to 2002, he was Chairman of the Board and Chief Executive Officer of Storage USA, Inc., which was a publicly-traded self-storage REIT, from 1994 to 2002. Mr. Jernigan served as a member of the National Association of Real Estate Investment Trusts’ Board of Governors from 1995 to 2002, and as a member of its Executive Committee from 1998 to 2002. Mr. Jernigan currently serves on the board of Thomas & Betts, Inc., a publicly-traded electrical components and equipment company.

Marianne M. Keler, 54, has served as a trustee since March 2007.  From 1985 to February 2006, Ms. Keler served in various positions with SLM Corporation, a publicly-traded company more commonly known as Sallie Mae. From 2005 to 2006, she served as Executive Vice President, Corporate Strategy, Consumer Lending and Administration, where she led several business lines, including SLM Financial. From 2001 to 2004, she was Executive Vice President and General Counsel for SLM.  Ms. Keler was an attorney at the U.S. Securities and Exchange Commission from 1981 to 1984.   She is a partner of Keler-Kershow, LLC, a private law firm, and chairs the board of the American University of Bulgaria as well as the board of Building Hope, a charter school lender.

David J. LaRue, 47, has served as a trustee since our initial public offering in October 2004. Mr. LaRue has been President and Chief Operating Officer of Forest City Commercial Group, the largest strategic business unit of Forest City Enterprises, Inc., a publicly-traded real estate company, since 2003. Mr. LaRue is responsible for the execution of operating and development plans within the Commercial Group, which owns, develops, acquires and manages retail, office, hotel and mixed-use projects throughout the United States. Mr. LaRue served as Executive Vice President of Forest City Rental Properties from 1997 to 2003. Mr. LaRue has been with Forest City since 1986.  Additionally, Mr. LaRue is involved as a board member of the following non-profit entities: the Greater Cleveland Sports Commission, the Friends of the Cleveland School of the Arts and Cleveland Leadership Center.

Vote Required and Recommendation of Our Board of Trustees

The affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a trustee. For purposes of the election of trustees, abstentions and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH ABOVE.

CORPORATE GOVERNANCE

Committee Charters and Corporate Governance Documents

Our Board of Trustees maintains written charters for all Board committees and has previously adopted corporate governance guidelines and a code of business conduct and ethics.  To view the committee charters, corporate governance guidelines, and code of business conduct and ethics, please visit our website at www.ustoreit.com.  Each of these documents is also available in print, free of charge, to any shareholder who requests them in writing to the Secretary, U-Store-It Trust, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087.

Independence of Trustees

NYSE listing standards require listed companies to have a majority of independent board members and to have each of the nominating/corporate governance, compensation and audit committees comprised solely of independent trustees. Under the NYSE listing standards, in order for a trustee to qualify as “independent,” our Board of Trustees must affirmatively determine that the trustee has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, the NYSE listing standards provide that a trustee is not independent in the following circumstances:

•	a trustee who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship;

•

a trustee who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	(a)	a trustee who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal auditor or independent registered public accounting firm;

	(b)	a trustee who is a current employee of such a firm;

	(c)	a trustee who has an immediate family member who is a current employee of such a firm and who personally works on the Company’s audit; or

	(d)	a trustee who was, or whose immediate family member was, within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

a trustee who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executive officers at the same time serve or served on the other company’s compensation committee until three years after the end of such service or employment relationship; or

•

a trustee who is an employee, or whose immediate family member is an executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2 percent of such other company’s consolidated gross revenues.

For these purposes, an “immediate family” member includes a trustee’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the trustee’s home.

Our Board of Trustees evaluated the status of each trustee and has affirmatively determined, after broadly considering all facts and circumstances, that each of Messrs. Andrews, Dannemiller, Diefenderfer, Hurwitz and LaRue and Dr. Haller and Ms. Keler is “independent,” under NYSE listing standards because each has no known relationship (material or otherwise) with us.

In making the foregoing determination, the Board of Trustees was aware that Mr. LaRue is the President and Chief Operating Officer of Forest City Commercial Group, a company from which we leased approximately 8,000 square feet of office space until the lease terminated on January 31, 2009. The Board determined that this does not constitute a relationship, material or otherwise, between us and Mr. LaRue, because Mr. LaRue is not a party to this arrangement and does not derive any benefit from it, and the arrangement is not material to any of the parties.

Communications with the Board

Shareholders and other interested parties may communicate with the Board of Trustees by communicating directly with the Chairman of the Board. Please send any correspondence you may have in writing to the “Chairman of the Board” c/o Secretary of U-Store-It Trust, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087, who will then directly forward your correspondence to the Chairman of the Board. The Chairman of the Board will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Trustees.

MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

Board of Trustees Meetings

During 2008, the Board of Trustees met 7 times, including telephonic meetings. Each trustee is expected to attend, in person or by telephone, all Board meetings and meetings of committees on which he or she serves. During 2008, each trustee attended at least 75 percent of the Board and committee meetings on which he or she served, except for Mr. Commes, who resigned from the Board in May 2008.  Pursuant to our corporate governance guidelines, all of our trustees are expected to attend our annual meetings of shareholders. All of our trustees, with the exception of Mr. Andrews, who was appointed as a trustee in December 2008, attended our 2008 annual shareholders meeting.

Executive Sessions of Independent Trustees

Pursuant to our corporate governance guidelines and the NYSE listing standards, in order to promote open discussion among independent trustees, our Board of Trustees devotes a portion of each regularly scheduled Board meeting to sessions of independent trustees without management participation. The Chairman of the Board presides over these sessions.

Board Committees

The Board of Trustees has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of these committees are “independent” of us as that term is defined in the NYSE listing standards.

The table below provides current membership information for each of the Board committees and the number of meetings held by each committee during 2008:

Name (1)	Audit	Compensation	Corporate Governance and Nominating
C.E. Andrews	✓(2)
J. C. Dannemiller		Chairman(3)	✓
H. S. Haller		✓	Chairman (4)
D. B. Hurwitz	✓	✓
M. M. Keler	✓		✓
D. J. LaRue	Chairman
Number of Meetings in 2008	6	4	3

(1)

Mr. Diefenderfer, our Chairman of the Board, serves as an ex officio member of each committee. T.A. Commes served as a member of the Audit Committee and as chairman of the Compensation Committee until May 5, 2008.

(2)	Mr. Andrews has served as a member of the Audit Committee since February 19, 2009.

(3)	Mr. Dannemiller has served as Chairman of the Compensation Committee since May 6, 2008.

(4)

Dr. Haller has served as Chairman of the Corporate Governance and Nominating Committee since May 6, 2008. Prior to that, Mr. Dannemiller was Chairman of the Corporate Governance and Nominating Committee.

Audit Committee

The principal purposes of the Audit Committee are to assist the Board of Trustees in the oversight of:

•      the integrity of our financial statements;

•      our compliance with legal and regulatory requirements;

•      the qualification and independence of our independent registered public accounting firm; and

•      the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm and is also responsible for reviewing with our independent registered public accounting firm any audit problems or difficulties they encounter in the course of their audit. The Audit Committee is also charged with the tasks of reviewing our financial statements, any financial reporting issues and the adequacy of internal controls with management and our independent registered public accounting firm.

Our Audit Committee’s written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, or Exchange Act, and applicable rules and regulations of the SEC, all as in effect from time to time. All of the members of the Audit Committee meet the foregoing requirements. The Board of Trustees determined that Mr. LaRue is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

The principal purposes of the Compensation Committee are to:

•      review and approve our corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve, either as a committee or with our other independent trustees, the appropriate level and structure of the Chief Executive Officer’s compensation;

•      determine and approve, either as a committee or together with our other independent trustees, the compensation of the other executive officers;

•      review and recommend succession plans for the Company’s key officers;

•      make recommendations to the Board of Trustees regarding compensation of trustees; and

•      recommend, implement and administer our incentive and equity-based compensation plans.

In carrying out its duties, the Compensation Committee has sole authority, pursuant to its charter, to retain advisors, including compensation consultants to advise the Compensation Committee on executive compensation matters. The Compensation Committee engaged Towers Perrin, an independent compensation consultant, to review the Company’s existing compensation and benefits program, analyze competitive market compensation practices and make recommendations on our 2008 executive compensation program.  The Compensation Committee also has authority to delegate to one or more subcommittees as it deems necessary and appropriate.

The Chairman of the Compensation Committee sets the agenda for its meetings in consultation with our Secretary. Our Chief Executive Officer regularly attends meetings of the Compensation Committee and makes recommendations with respect to compensation of executive officers who report directly to him. The Board of Trustees has authority to approve grants of equity-based awards to our trustees.  The Compensation Committee has authority to approve grants of equity-based awards to our executive officers and employees. The Board of Trustees has delegated to our Chief Executive Officer the authority to make one-time grants of equity-based awards to non-executive new hires in an amount not to exceed the equivalent of $100,000, and the Chief Executive Officer must regularly report to the Compensation Committee information concerning the grants that are made pursuant to this authority. The Board of Trustees has not delegated authority with respect to executive or trustee compensation to any other group or person.

Compensation Committee Interlocks and Insider Participation

Mr. Commes (until May 2008), Mr. Dannemiller (since May 2008), Dr. Haller and Mr. Hurwitz served on the Compensation Committee during 2008. None of the members of the Compensation Committee during 2008 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Trustees.

Corporate Governance and Nominating Committee

The principal purposes of the Corporate Governance and Nominating Committee are to:

•      identify individuals that are qualified to serve as trustees;

•      recommend such individuals to the Board of Trustees, either to fill vacancies that occur on the Board of Trustees from time to time or in connection with the selection of trustee nominees for each annual meeting of shareholders;

•      periodically assess the size of the Board of Trustees to ensure it can effectively carry out its obligations;

•      develop, recommend, implement and monitor our corporate governance guidelines and our code of business conduct and ethics;

•      review any related party transactions and procedures for evaluating and approving such transactions;

•      oversee the evaluation of the Board of Trustees and management; and

•      ensure that we are in compliance with all NYSE corporate governance listing requirements.

The Board of Trustees has adopted a policy to be used for considering potential trustee candidates to continue to ensure that our Board of Trustees consists of a diversified group of qualified individuals that function effectively as a group. The policy provides that qualifications and credentials for consideration as a trustee nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Trustees. However, at a minimum, candidates for trustee must possess:

•      the highest professional and personal ethics and values;

•      a commitment to enhancing shareholder value;

•      broad experience at the policy-making level in business, government, education, technology or public interest;

•      an ability to provide insights and practical wisdom based on experience and expertise;

•      a willingness and ability to devote adequate time and resources to diligently perform Board duties;

•      a reputation, both personal and professional, consistent with the image and reputation of the Company; and

•      an ability to exercise sound judgment and make independent analytical inquiries.

In addition to the aforementioned minimum qualifications, the Corporate Governance and Nominating Committee also believes that there are other qualities and skills that, while not a prerequisite for nomination, should be taken into account when considering whether to recommend a particular person. These factors include:

•      whether the person possesses specific expertise and familiarity with general issues affecting our business;

•      whether the person’s nomination and election would enable the Board of Trustees to have a member that qualifies as an “audit committee financial expert” as such term is defined by the SEC;

•      whether the person would qualify as an “independent” trustee under the NYSE listing standards and our corporate governance guidelines;

•      the importance of continuity of the existing composition of the Board of Trustees; and

•      the importance of a diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Corporate Governance and Nominating Committee will seek to identify trustee candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board of Trustees and (c) our shareholders. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified trustee candidates; however, the Corporate Governance and Nominating Committee has not retained a search firm, nor have we paid a fee to any other third party, to locate qualified trustee candidates.

As part of the identification process, the Corporate Governance and Nominating Committee determines the optimal size of the Board, assessing the future needs based on anticipated trustee vacancies and willingness of existing trustees to continue to serve as trustees if re-nominated. Once a trustee candidate has been identified, the Corporate Governance and Nominating Committee will evaluate the candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate. Existing trustees who are being considered for re-nomination are re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending trustee candidates. The Corporate Governance and Nominating Committee will consider all persons recommended by shareholders in the same manner as all other trustee candidates provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws. For more information see the section entitled “Other Matters — Shareholder Proposals and Nominations for the 2010 Annual Meeting” below.

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee recommends to the Board of Trustees the nomination of a number of candidates equal to the number of trustees expected to be elected at the next annual meeting of shareholders. The Board of Trustees selects the trustee nominees for shareholders to consider and vote upon at the annual meeting.

TRUSTEE COMPENSATION

Trustee Compensation Table for 2008

The table below shows the actual amounts earned by our trustees for their service during 2008. As an employee of the Company, Mr. Jernigan does not receive compensation for his service as a trustee.  Compensation paid to Mr. Jernigan can be found in the table captioned “Summary Compensation Table for 2008.”  Mr. Commes served as a trustee until his term expired at the 2008 annual shareholder’s meeting on May 6, 2008.

Name (1)	Fees Earned or Paid in Cash (2)	Stock Awards (3)	All Other Compensation (4)	Total
C.E. Andrews Since December 11, 2008	$1,366	-0-	-0-	$1,366
T. A. Commes Chairman, Compensation Committee From January 1-May 5, 2008	$16,482	$21,963	$2,503	$40,948
J. C. Dannemiller Chairman of the Compensation Committee Since May 6, 2008 Chairman, Corporate Governance and Nominating Committee From January 1-May 5, 2008	$47,500	$81,061	$12,115	$140,676
W. M. Diefenderfer III Chairman of the Board	$149,000	$81,061	$11,212	$241,273
H. S. Haller Chairman, Corporate Governance and Nominating Committee Since May 6, 2008	$44,897	$81,061	$12,131	$138,089
D. B. Hurwitz Since January 25, 2008	$53,377	$59,098	$3,732	$116,207
M. M. Keler	$62,000	$81,061	$4,991	$148,052
D. J. LaRue Chairman, Audit Committee	$42,500	$81,061	$9,570	$133,131

(1)

Each person listed served as a trustee of the Company for all of 2008, except that Mr. Andrews joined the Board on December 11, 2008, Mr. Commes resigned from the Board on May 6, 2008 and Mr. Hurwitz joined the Board on January 25, 2008.

(2)

Includes fees paid in connection with: (a) the annual retainer for service on the Board; (b) the annual retainer for service on the Audit Committee, Compensation Committee and the Corporate Governance and Nominating Committee, as applicable; (c) the annual retainer for the Chairman of the Board and the Chairman of the Audit Committee, Compensation Committee and the Corporate Governance and Nominating Committee, as applicable; and (d) service on any special committees of the Board during 2008.

(3)

On January 25, 2008, each trustee was granted 6,912 restricted shares, which vest one year from the grant date. The grant date fair value of each award, computed in accordance with Financial Accounting Standard (“FAS”) 123R, is $63,245. The amounts listed in this column reflect the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123R in the year ended December 31, 2008. Assumptions used in the calculation of these amounts are included in footnote 14 to our audited financial statements for fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on March 2, 2009. As of December 31, 2008, each of the non-employee trustees named above had 6,912 unvested restricted shares outstanding, except for Mr. Andrews who did not receive a restricted share award during 2008. The 6,912 restricted shares awarded to Mr. Commes were forfeited on May 6, 2008 in connection with his resignation from the Board.

(4)

All other compensation includes dividends paid on unvested restricted shares, deferred shares under the old trustee deferred compensation plan and dividend equivalents paid on phantom shares issued under the new deferred compensation plan. See “Trustees Deferred Compensation Plan” below.

Cash Compensation

Cash compensation to our independent trustees consists of the following payments: (i) annual retainer for service on the Board of $25,000; (ii) annual retainer of $25,000 for the Chairman of the Board; (iii) annual retainer of $10,000 for the chairman of the Audit Committee; (iv) annual retainer of $7,500 for service as chairman for each of the Compensation Committee and the Corporate Governance and Nominating Committee; and (v) an additional annual retainer of $7,500 for each committee on which a trustee serves.  Non-employee trustees may receive additional fees for service on strategic initiative or other special committees that the Board of Trustees may from time to time establish.

Equity Awards

In addition to the cash compensation paid to independent trustees for their Board service, we grant to each independent trustee a number of restricted shares equal to $60,000 in value, which is adjusted using a valuation model based on the closing price for the Company’s common shares on the date of grant, and which reflects factors such as risk of forfeiture, dividend yield and vesting term.  The restricted shares vest on the first anniversary of the grant date.

Trustees Deferred Compensation Plan

In December 2006, our Board of Trustees approved the U-Store-It Trust Trustees Deferred Compensation Plan (“Deferred Trustees Plan”), which was amended in December 2008 in order to bring such plan into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, or the “Code.”  New deferrals under the former deferred compensation plan were suspended upon adoption of the new Deferred Trustees Plan.  At December 31, 2008, an aggregate of 14,429 deferred shares were outstanding under the former plan (which includes 1,989 deferred shares allocated to the accounts of plan participants from reinvestment of dividend equivalents).

Pursuant to the new Deferred Trustees Plan, the Board of Trustees designated non-employee trustees as eligible participants. Participants may elect each plan year to defer all or a portion of their compensation and have such amounts credited to accounts until distributed in accordance with the plan and the participants’ distribution elections.  Each distribution account is credited with the returns of the investment options selected by plan participants, which include investment options that are available in the Company’s 401(k) plan, or such other investment funds as the Board of Trustees may designate from time to time.  At December 31, 2008, an aggregate of approximately 27,523 phantom shares were allocated to the accounts of plan participants, including phantom shares resulting from reinvestment of dividend equivalents.

EXECUTIVE OFFICERS

Set forth below is background information on each of our executive officers as of April 13, 2008, other than Mr. Jernigan, whose background is described above under “Election of Trustees — Nominees for Election for a Term Expiring at the 2010 Annual Meeting.”

Christopher P. Marr, 44, has served as President and Chief Investment Officer of the Company since November 2008. Mr. Marr served as Chief Financial Officer of the Company from June 2006 to November 2008 and Treasurer since August 2006. Mr. Marr was Senior Vice President and Chief Financial Officer of Brandywine Realty Trust, a publicly-traded office REIT, from August 2002 to June 2006. Prior to joining Brandywine Realty Trust, Mr. Marr served as Chief Financial Officer of Storage USA, Inc., a publicly-traded self-storage REIT, from 1998 to 2002.

Timothy M. Martin, 38, has served as Chief Financial Officer of the Company since November 2008. Mr. Martin served as Senior Vice President and Chief Accounting Officer of the Company from December 2006 to November 2008. He previously was employed by Brandywine Realty Trust from 1997 to December 2006, serving as Vice President, Finance and Treasurer from January 2006 to December 2006, as Brandywine’s Principal Financial Officer from May 2006 to December 2006, as Vice President and Chief Accounting Officer from March 2004 to December 2005, and as Director, Financial Analysis from 2001 to March 2004.  Prior to joining Brandywine, Mr. Martin served as a member of the audit staff of Arthur Andersen, LLP’s Philadelphia office, specializing in real estate.

Jeffrey P. Foster, 39, has served as our Senior Vice President, Chief Legal Officer and Secretary since February 2009.  From April 2003 to February 2009, Mr. Foster served as Senior Vice President and Associate General Counsel of Gramercy Realty, a division of Gramercy Capital Corp., a publicly traded office REIT (formerly known as American Financial Realty Trust).  Prior to joining American Financial Realty Trust, Mr. Foster was an associate with Morgan, Lewis & Bockius, LLP from 1999 to 2003.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the Compensation Committee’s review of, and discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Respectfully submitted,

The Compensation Committee of the Board of Trustees

John C. Dannemiller (Chairman)

Harold S. Haller

Daniel B. Hurwitz

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee determines the compensation for our executive officers, sets corporate goals and objectives with respect to executive compensation, evaluates performance against those goals and objectives, and determines the appropriate level and structure of executive compensation based on its evaluation. In carrying out these duties, the Compensation Committee considers, among other things, analyses from Towers Perrin, its independent compensation consultant.  Discussed below are our philosophy with respect to, and our objectives in setting, executive compensation. As a part of this discussion, we also outline the elements of compensation awarded to, earned by, or paid to the named executive officers.

Compensation Philosophy and Objectives

We desire to build and maintain a superior executive management team to forge our business strategy and lead us to profitable growth. We believe success in accomplishing these goals will, in part, depend on the effectiveness of our executive compensation programs, which are designed to compensate and reward executive officers for the achievement of corporate goals and desired business results and for their personal contributions in the execution of our business strategy. Excellence in corporate and individual performance is our primary objective, and tying a significant portion of overall executive compensation to the achievement of our corporate goals is our philosophy.  The Compensation Committee believes that the most effective executive compensation programs are designed to reward the achievement of specific annual, long-term and strategic goals that align executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.

In setting executive compensation, we endeavor to:

•      provide compensation that is sufficient to attract and retain the very best possible executive talent;

•      provide a significant portion of total compensation linked to achieving performance goals that we believe will create shareholder value in the short and long-term to ensure that executive officers maintain an ongoing personal stake in the Company; and

•      encourage executive officers to achieve superior individual performance.

2008 Executive Compensation Program

The Compensation Committee engaged Towers Perrin, an independent compensation consultant, to review the Company’s existing compensation and benefits program, analyze competitive market compensation practices and make recommendations on our 2008 executive compensation program to achieve the objectives described above.  Representatives of Towers Perrin were present at several of the Committee’s meetings and met with the Committee in executive session, where no members of management were present.

Towers Perrin provided the Compensation Committee multiple market reference points, including the 25th, 50th and 75th percentile of compensation data compiled from (a) proxy statements from a group of 25 REITs with a median market capitalization of $1.6 billion and (b) survey data from 39 comparably-sized general industry companies with a median market capitalization of $1.2 billion.  In addition, Towers Perrin provided compensation data from the proxy statements of our three self-storage peers.  The Compensation Committee reviewed and discussed the compensation data compiled by Towers Perrin.  In light of the top talent recruited from different industries and the challenging environment facing the Company’s management team, the Compensation Committee considered executive compensation with a focus on aspiring to general industry 75th percentile compensation levels.  For 2008, the target compensation for the Company’s Chief Executive Officer, Mr. Jernigan, was left unchanged from 2007, and represents the 53rd percentile of industry data.

As part of the Compensation Committee’s process in designing a compensation program, it carefully considered the appropriate market reference point for determining pay competitiveness and determined that the comparative group for benchmarking purposes should represent the marketplace in which we are likely to compete for talent.  Towers Perrin provided the Compensation Committee multiple market reference points, including the 25th, 50th and 75th percentile of compensation data compiled from (a) proxy statements from a group of 25 REITS with a median market capitalization of $1.6 billion, (b) survey data from 39 comparably-sized general industry companies with a median market capitalization of $1.2 billion, and (c) compensation data from the proxy statements of our three self-storage peers.  Challenges that faced the Compensation Committee in determining a comparative peer group included the short tenure of our named executive officers; market data specific to our self-storage peers is limited to three companies; and compensation for chief executive officers in the REIT industry is somewhat different than other executives as it is common within the REIT industry for the chief executive officer also to be a founder of the company.  The Compensation Committee reviewed and discussed the compensation data compiled by Towers Perrin.  In light of the top talent recruited from different industries, the caliber and diverse backgrounds of our named executive officers, the challenging environment facing the Company’s management team and our desire to retain a superior executive management team, the Compensation Committee considered executive compensation levels at +/- 15% of the 75th percentile of general industry levels.  For 2008, the target compensation for the Company’s Chief Executive officer, Mr. Jernigan, was left unchanged from 2007, and represents the 53rd percentile of industry data.  Actual compensation for

2008 was approximately 15% - 25% below the 75th percentile general industry levels set at the start of 2008 for Messrs. Marr and Martin.

Listed below are the companies that comprise the peer groups reviewed by the Compensation Committee.

General Industry Peer Group Companies (39)

A. O. Smith Corporation
Advanta Corp.
ADVO, Inc.
ALLETE, Inc.
American Axle & Manufacturing Holdings, Inc.
American Greetings Corporation
ArvinMeritor, Inc.
Avista Corporation
Black Hills Corporation
Blockbuster Inc.
Bob Evans Farms, Inc.
Callaway Golf Company
Cincinnati Bell Inc.

Cleco Corporation
Dollar Thrifty Automotive Group, Inc.
eFunds Corporation
Ferrellgas Partners, L.P.
H.B. Fuller Company
Kelly Services, Inc.
Kindred Healthcare, Inc.
Longs Drug Stores Corporation
Mine Safety Appliances Company
Northwest Natural Gas Company
NorthWestern Corporation
Otter Tail Corporation
Plexus Corp.

SAIC, Inc.
SVB Financial Group
The Great Atlantic & Pacific Tea Company, Inc.
The Warnaco Group, Inc.
Tupperware Brands Corporation
UIL Holdings Corporation
UniSource Energy Corporation
USEC Inc.
Valmont Industries, Inc.
Visteon Corporation
W. R. Grace & Co.
Winnebago Industries, Inc.
Zale Corporation

REIT Peer Group Companies (25)

American Financial Realty Trust
BioMed Realty Trust, Inc.
Cousins Properties Incorporated
DiamondRock Hospitality Co.
Digital Realty Trust, Inc.
EastGroup Properties, Inc.
Entertainment Properties Trust
Equity Lifestyle Properties, Inc.
Equity One, Inc.

FelCor Lodging Trust Incorporated
Glimcher Realty Trust
Healthcare Realty Trust, Inc.
Inland Real Estate Corporation
LaSalle Hotel Properties
Lexington Corporate Properties Trust
Mid-America Apartment Communities, Inc.
Mission West Properties, Inc.

National Retail Properties, Inc.
Nationwide Health Properties, Inc.
Pennsylvania Real Estate Investment Trust
PS Business Parks, Inc.
Strategic Hotels & Resorts, Inc.
Sunstone Hotel Investors, Inc.
Tanger Factory Outlet Centers, Inc.
Washington Real Estate Investment Trust

Storage REIT Peer Group Companies (3)

Extra Space Storage Inc. Public Storage, Inc. Sovran Self Storage Inc.

Compensation Components

Shown in the table below are the material components of compensation set in 2008 for executive officers, the program design for each component and the objective of each component.  The Compensation Committee began with its decision to target total compensation (including the individual components thereof) at the 75th percentile of general industry and then used market data, provided by Towers Perrin, to determine the appropriate percentages of salary, short term and long term incentive components.  There is no predefined or desired weighting among salary, short term and long term incentives to achieve the goals established by the Compensation Committee.  Pay decisions for 2008 were made in the first quarter of the year.

Component	Design	Objective
Salary	• 75th percentile general industry levels	• Reflects the caliber and background of talent, as well as new hire / current market rates
Annual Incentive

•  Annual incentive dependent upon achievement of (i) funds from operations goals (70%) and (ii) individual performance objectives (30%)

•  Payout ranges from 50% to 200% of target award, except that the portion tied to individual performance objectives is limited to a maximum 150% of target payout

•  A significant portion of the award based on corporate measures to align the executive management team to common goals and objectives

•  An incentive that, in part, rewards individual performance of each executive

•  Creates a variable earning opportunity tied to key performance goals

•  Funds from operations is a key metric for us in measuring earnings and profitability

Long-Term Incentive	• Annual grant values of long-term awards will be structured as follows: (i) 50% in stock options; (ii) 25% in time-vested restricted shares; and (iii) 25% in performance-vested restricted shares

•  Balances retention and performance awards and provides greater leverage through options

•  The emphasis on stock options relative to time-vested restricted stock is consistent with general industry practice.

•  The use of absolute and relative total shareholder return in the performance-vested restricted stock is consistent with typical REIT performance share plan designs

•  Emphasizes retention and performance and promotes alignment with shareholder interests

•  Mix of restricted shares and options is a competitive pay practice among REITs and broader U.S. market

Total Cash Compensation

Base Salary.  Base salary is the fixed component of pay for our named executive officers and is intended to compensate for ordinary job duties.  Factors considered in determining base salaries included the executive’s scope of responsibilities, a market competitive assessment of similar roles at a peer group of general industry companies, and the performance of the individual executive.  The base salaries of executive officers, other than the CEO, were set by the Compensation Committee after discussions with the CEO regarding each individual’s accomplishments, areas of strength and opportunities for development.  The salary of the CEO was set after each Trustee completed a performance evaluation of the CEO, the results of which were summarized and reviewed by the Chairman of the Compensation Committee with Committee members and with the CEO.  After review and discussion, the Compensation Committee left 2008 base salaries for executive officers unchanged from 2007 levels.

Annual Incentive.  We believe that the annual incentive is an important element of executive compensation to achieve our objectives of attracting and retaining executive talent, encouraging superior individual performance, and more importantly, achieving our corporate goals and objectives.  The Compensation Committee approved a targeted cash annual incentive opportunity for each executive officer that correlated to specific performance achievements.  Annual incentive compensation for 2008 was based on funds from operations, or FFO, growth per share and on individual goals tailored to each executive officer’s job function and oversight responsibilities, weighted 70% and 30%, respectively.  FFO, a common measure of profitability for REITs, is calculated using earnings per share determined under generally accepted accounting principles, and adding real estate depreciation and minority interest.   The 2008 FFO goals recommended by management and approved by the Committee were set as follows:  threshold: $0.83 per share; target: $0.88 per share; and maximum: $0.93 per share.  Individual goals included increases in revenues and occupancy, fully staffing each executive’s department, streamlining, automating and implementing new systems, and improving the Company’s liquidity position, primarily through a focus on dispositions.

The target annual incentive award is a percentage of the 2008 base salary for each executive officer as follows: Mr. Jernigan, 100%; Mr. Marr, 65%; Ms. Weigand, 65%; Mr. Nichols, 55%; and Mr. Martin, 55%. Performance above and below targeted levels results in a pro-rated award of 50% of target for threshold performance and 200% of target for maximum performance, except that the maximum percentage achievable for individual goals is limited to 150% of target.  Payouts were interpolated for performance between threshold, target and maximum levels.  The table below lists the payouts that could have been achieved at threshold, target and maximum performance, and the actual annual incentive compensation paid under each component as a result of 2008 performance.

Name	2008 Annual Base Salary	Target Annual Incentive as % of Salary	FFO / Share Growth (70% of Target Opportunity)				Individual Management Objectives (30% of Target Opportunity)
			Threshold (50%)	Target (100%)	Maximum (200%)	Actual Payout	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Payout
D. Jernigan	$610,000	100%	$213,500	$427,000	$854,000	$854,000	$91,500	$183,000	$274,500	$183,000
C. P. Marr	$410,000	65%	$93,275	$186,550	$373,100	$373,100	$39,975	$79,950	$119,925	$79,950
K. A. Weigand	$330,000	65%	$75,075	$150,150	$300,300	$300,300(1)	$32,175	$64,350	$96,525	$64,350 (1)
S. R. Nichols	$275,000	55%	$52,938	$105,875	$211,750	$211,750(1)	$22,688	$45,375	$68,063	$45,375(1)
T. M. Martin	$225,000	55%	$43,313	$86,625	$173,250	$173,250	$18,563	$37,125	$55,688	$37,125

(1)  Effective December 31, 2008, Ms. Weigand’s and Mr. Nichols’ employment with the Company terminated.

The Company exceeded the maximum target performance for FFO, with actual FFO reported at $0.97 per share.  As a result, the Compensation Committee awarded the FFO portion of the annual incentive compensation to each named executive officer at the maximum payout level (200% of target for the 70% portion related to company performance goals).  In comparison, the Company failed to achieve its 2007 threshold FFO goal and consequently, no incentive compensation was paid to each named executive officer for the FFO portion of the 2007 annual incentive compensation component.  In addition, the Compensation Committee awarded the individual portion of the annual incentive compensation to each named executive officer at the target payout level (100% of target for the 30% portion related to individual goals) in recognition of the achievement of their individual management objectives and of certain strategic plan objectives, including increasing revenue and occupancy, improving liquidity, reorganizing the corporate staffs of the Company, and establishing systems to track and enhance performance.  For all executives, other than the CEO, the CEO recommends individual incentive payment based on the executive’s performance against his or her individual goals for the year.  The Committee considers these recommendations and makes a final decision on the incentive payment.  For the CEO, the Committee considers his performance against his individual goals and his support in the achievement of corporate initiatives.

Long-Term Incentive.  We believe that long-term incentive compensation is an important element in providing competitive compensation and, because such awards have a basis in our common shares, helps to ensure that executive officers maintain an ongoing personal stake in the achievement of superior corporate performance.  The Compensation Committee awarded a target grant level for long-term incentive compensation for each executive officer as follows:

D. Jernigan	$1,250,000
C. P. Marr	$520,000
K. A. Weigand	$375,000
S. R. Nichols	$375,000
T. M. Martin	$300,000

These amounts were established based on a value equal to the 75th percentile of our general industry peer group companies for the reasons discussed under “2008 Executive Compensation Program.”  Long-term incentive compensation award values were allocated 50% in stock options, 25% in time-vested restricted shares and 25% in performance-vested restricted shares. Mr. Jernigan will not be able to achieve the full value of his target grant level ($1,250,000) because he is unable to receive 100% of his options due to NYSE rules and our 2004 and 2007 Equity Incentive Plans limit the number of restricted shares that may be granted to any participant in one year to 100,000.  As a result of these restrictions, Mr. Jernigan received 58.6% of the target grant for long-term incentive compensation established by the Compensation Committee.

The stock options and time-vested restricted shares vest ratably over three years beginning on the first anniversary of the date of grant, and the stock options have a term of 10 years and an exercise price equal to the closing price of the Company’s common shares on the date of grant.  The performance-vested restricted shares will vest on the third anniversary of the grant, with the number of shares earned dependent upon the Company’s annualized total shareholder return (“TSR”) over the three-year period beginning on January 1, 2008 and ending December 31, 2010. TSR will be measured against absolute and relative standards of performance, and the two measures will be weighted equally, with half of the shares earned based on absolute TSR and the other half earned based on the Company’s TSR relative to the NAREIT Equity Index.  The number of shares that could be earned pursuant to performance-vested restricted shares range from 0% to 150% of the target grant levels for each executive officer, with 50% of target for threshold performance and 150% of target for maximum performance.  Payouts will be interpolated for performance between threshold, target and maximum levels.  The TSR levels were set to ensure payout only in the event the Company outperformed the REIT markets and provided shareholders with attractive returns.

Dividends are paid on time-vested restricted shares prior to vesting, but are not paid on performance-vested restricted shares until they are vested, which is consistent with the competitive practices among REITs and recognizes the competitive orientation of the awards.  Unvested shares are subject to forfeiture if the executive’s employment terminates prior to the vesting date for any reason other than disability, death or a change in control.

The targets for performance-vested restricted shares were set by the Committee after receipt of management’s performance expectations for the Company, and a review of external performance metrics.  The table below lists the target number of performance-vested restricted shares granted, the targets for threshold, target and maximum performance levels and the number of shares that would vest at each level of performance.

Name	Target Award of Performance Vested Restricted Shares	Threshold	Target	Maximum
Absolute TSR		7%	10%	13%
Relative TSR Equal to or Greater Than (compared to NAREIT Equity Index performance)		100 bps	200 bps	300 bps
D. Jernigan	41,102	20,551	41,102	61,653
C. P. Marr	17,098	8,549	17,098	25,647
K. A. Weigand	12,330	6,165	12,330	18,495
S. R. Nichols	12,330	6,165	12,330	18,495
T. M. Martin	9,864	4,932	9,864	14,796

In 2008, both the Company’s annualized TSR, including dividends, and its return relative to the NAREIT Equity Index total shareholder return were negative.  Because the Company did not achieve threshold performance in 2008, no shares were earned in 2008.

2009 Compensation Actions

In setting executive compensation for the current fiscal year, the Compensation Committee, upon the recommendation of the CEO, determined that no salary increases or increases in the levels of annual and long-term incentive compensation should be approved for the named executive officers, except that the Compensation Committee approved (1) an increase in Mr. Martin’s annual base salary, (2) an increase in the target annual incentive as a percentage of base salary for Mr. Marr and Mr. Martin, and (3) an increase in the long-term incentive target level for Mr. Martin and Mr. Marr to bring their total compensation package in line with the targeted total compensation level.  In November of 2008, the Compensation Committee reoriented the perspective on market data to focus primarily on general industry 50th percentile levels, largely to reflect the short tenure of Messrs. Marr and Martin in their new positions as President and Chief Investment Officer and Chief Financial Officer, respectively.  Long-term incentive compensation award values were allocated 50% in stock options and 50% in time-vested restricted shares.  In recognition of the current volatility in the market, the Compensation Committee eliminated the use of performance vested restricted shares in connection with the long-term incentive compensation award.  In determining the value of the stock options granted to the Company executives, the Compensation Committee elected not to use an economic value model, recognizing the need to efficiently utilize shares available under the plans and to take into consideration the impact on share prices in the current economic environment.  As a result, the Compensation Committee determined to hold the number of options issued constant with those issued in 2008, instead of issuing the greater quantity of options that would have resulted from the application of an economic value model consistent with prior years’ grants.  Finally, the Compensation Committee established annual incentive compensation goals for 2009 comprised of three elements —capital raising and debt refinancing weighted at 50%, FFO goals weighted at 25%, and individual goals weighted at 25%.  The capital raising and debt refinancing goals approved by the Committee were set as follows:  threshold $120,000,000; target $150,000,000; and maximum $250,000,000.  The Committee approved the following 2009 FFO goals:  threshold $0.70 per share; target $0.80 per share; and maximum $0.90 per share.  Individual goals are tailored to each executive’s duties to the Company and include a subjective assessment of capital raising or refinancing efforts.

Other Compensation Elements

Employment Agreements.  In April 2007, the Company entered into amended and restated employment agreements with each named executive officer.  These employment agreements contain provisions for payments upon termination or a change in control. These payment provisions are designed to promote stability and continuity of senior management. Information regarding applicable payments under such employment agreements for the named executive officers is provided under the section headed “Potential Payments Upon Termination or Change in Control.”  In December 2008, the Compensation Committee approved amended and restated employment agreements for each named executive officer to make minor revisions relating to Section 409A of the Code.

Deferred Compensation Benefits.  In December 2006, the Compensation Committee approved the U-Store-It Trust Executive Deferred Compensation Plan (amended in December 2008 in order to bring such plan into compliance with Section 409A of the Code), which permits employees with the title of vice president or above, including our executive officers, to defer receipt of all or a portion of their salary and annual incentive and have that deferred compensation credited to accounts until distributed in accordance with the Plan and their elections. Under the Plan, we credit to each participant’s account a matching deferred compensation amount that is equal to the difference between the total matching contribution we would have made under our 401(k) plan without regard to the limits imposed by the Code and the actual matching contribution that we make under the 401(k) plan.

Perquisites and Personal Benefits.  We do not provide any significant perquisites to our executive officers.  In 2006, we discontinued the practice of providing leased or chartered aircraft for personal use to our executive officers and we eliminated reimbursement for club memberships.  During 2008, we provided the use of a Company car and executive medical coverage.  While these benefits were not tied to any formal performance criteria, they were intended to serve as part of a competitive total compensation program.

Additional Compensation Principles

Policy on Grants of Equity Awards.  The Board of Trustees adopted a Policy Statement on the Grant of Equity Awards to ensure compliance with securities, tax and accounting rules and regulations, and adherence to best corporate governance practices in granting equity-based compensation. This Policy provides that the Board of Trustees has sole authority to approve equity awards to our trustees and the Compensation Committee has sole authority to approve equity awards to our executive officers.  The Policy further provides that the grant date shall be the date of the meeting at which the award is approved by the Board or the Compensation Committee, as the case may be, except that, with respect to new hires, the date of the award shall be the later of the first date of employment of such person or the date approval for the grant is obtained from the Board or the Compensation Committee. Under no circumstances will the grant date for any equity award be any earlier than the date on which action is taken to approve such award.  All equity awards granted shall be approved at a meeting and not by unanimous written consent. The exercise price of equity awards shall be the closing price for our common shares on the NYSE on the date of grant. As a part of this Policy, the Board of Trustees delegated authority to Mr. Jernigan to make one-time grants of equity-based awards to non-executive new hires in an amount not to exceed the equivalent of $100,000, and Mr. Jernigan must make regular reports to the Compensation Committee regarding awards granted pursuant to this authority. We believe this delegation of authority facilitates improved efficiency in recruiting key new non-executive employees.

Risk Guidelines.  The structure of the Company’s compensation program was designed to discourage our executives from engaging in unnecessary and excessive risk taking.  Executive attention is to be focused on key strategic, operational and long-term financial measures, including FFO growth.  In addition, the Compensation Committee considers the annual and progressive achievement of personal goals of each executive, including leadership, scope of responsibilities and experience.  By focusing on the long-term achievement of corporate and personal goals, we discourage our executives from engaging in unnecessary and excessive risk taking.

Share Ownership Guidelines.  We maintain share ownership guidelines for our named executive officers as the Committee believes that executive officers should maintain a material personal financial stake in the Company to promote strong alignment between the interests of management and shareholders.  Within a five-year period of his or her appointment, we expect each named executive officer to acquire and maintain ownership in our common shares having a market value equal to the following: five times annual base salary for the Chief Executive Officer; three times annual base salary for the Chief Financial Officer; and two times annual base salary for all other executive officers. The Board of Trustees annually reviews progress toward achieving these ownership levels.  Given the recent hiring dates of the senior management team, executive officers have yet to achieve their ownership guideline level.  For purposes of the share ownership guidelines, unvested and unearned restricted shares and/or deferred shares and unexercised stock options are not counted.

Tally Sheets.  In considering executive compensation decisions, the Compensation Committee reviews tally sheets prepared for each named executive officer.  The tally sheets present the dollar amounts of each component of compensation awarded to the named executive officers, including base salary, annual incentive, accumulated deferred compensation balances, outstanding equity awards, defined contribution retirement plan, potential payments under each named executive officer’s employment agreement, severance payments, perquisites and other benefits.  The overall purpose of the tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation in certain circumstances so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix), as well as the aggregate total amount of compensation.

Tax Compliance Policy.  The Compensation Committee reviewed the potential consequences for us of Section 162(m) of the Code, which imposes a limit on tax deductions for annual compensation in excess of $1 million paid to any of the named executive officers. To the extent that compensation is required to and does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to federal income tax expense as dividend income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although we will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

Tax and Accounting Implications of Each Form of Compensation.

•                  Salary is expensed when earned and is not deductible over $1 million for covered employees.

•                  Annual incentives are expensed during the year when payout is probable.  The portion to be paid on the basis of FFO meets the requirements of Section 162(m) of the Code and is deductible.  The portion paid on the basis of individual goals is not deductible over $1 million under Section 162(m) of the Code for covered employees.

•                  Stock options are expensed over the shorter of the vesting period or the service period.  The Company’s equity incentive plans have been approved by shareholders and awards are deductible under Section 162(m) of the Code.

•                  Performance-vested restricted shares are expensed over the performance and service period when payout is probable.  Section 162(m) of the Code may limit the deductibility of the compensation paid pursuant to these awards.

•                  Restricted shares are expensed over the service period.  The Company’s equity incentive plans have been approved by shareholders but restricted shares are not deductible over $1 million under Section 162(m) of the Code for covered employees.  The restricted shares granted to the named executive officers in 2008 were deductible.

EXECUTIVE COMPENSATION

The following tables and narrative summarize the compensation for the years ended December 31, 2006, December 31, 2007 and December 31, 2008, paid to or earned by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers.

Summary Compensation Table for 2008

Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)(7)	Option Awards ($)(6)(7)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(8)	Total ($)
D. Jernigan (1) Chief Executive Officer	2008	$610,000	—	$361,682	$607,185	$1,037,000	$62,112	$2,677,979
	2007	$610,000	—	$170,715	$388,491	$274,500	$50,813	$1,494,519
	2006	$274,444	$561,000	—	$134,096	—	$16,896	$986,436
C. P. Marr (2) President and Chief Investment Officer	2008	$410,000	—	$344,230	$251,286	$453,050	$91,335	$1,549,901
	2007	$410,000	—	$324,966	$130,292	$119,925	$87,660	$1,072,843
	2006	$214,583	$300,000	$161,595	$28,516	—	$42,452	$747,146
K. A. Weigand (3) Former Executive Vice President, General Counsel and Secretary	2008	$330,000		($136,208)	($128,747)	$364,650	$994,280	$1,423,975
	2007	$330,000	—	$72,476	$58,047	$96,525	$40,283	$597,330
	2006	$230,556	$200,000	$18,245	—	—	$5,082	$453,883
S. R. Nichols (4) Former Senior Vice President, Operations	2008	$275,000		($131,904)	($144,192)	$257,125	$806,878	$1,062,907
	2007	$275,000	—	$65,220	$90,447	$68,063	$46,706	$545,436
	2006	$106,875	$40,000	$6,621	$15,445	—	$10,546	$179,487
T. M. Martin (5) Chief Financial Officer	2008	$225,000	—	$118,579	$105,797	$210,375	$56,350	$716,101
	2007	$237,500	—	$73,802	$38,311	$55,688	$43,268	$448,569

(1)   Mr. Jernigan has been Chief Executive Officer of the Company since April 2006 and served as the Company’s President from April 2006 to November 2008.

(2)   Mr. Marr has served as President and Chief Investment Officer of the Company since November 2008. Mr. Marr served as Chief Financial Officer of the Company from June 2006 to November 2008 and Treasurer since August 2006.

(3)   Ms. Weigand served as our Executive Vice President, General Counsel and Secretary from February 2006 to December 2008.

(4)   Mr. Nichols served as our Senior Vice President, Operations from July 2006 to December 2008.

(5)   Mr. Martin has served as Chief Financial Officer of the Company since November 2008. From December 2006 to November 2008, Mr. Martin served as Senior Vice President and Chief Accounting Officer of the Company.

(6)   The amounts listed in the Stock Awards and Option Awards columns represent the compensation expense recognized for financial statement reporting purposes for the years ended December 31, 2006, December 31, 2007, and December 31, 2008 of restricted shares, performance-vested restricted shares and option awards granted to the named executive officers under the Company’s equity incentive plans. Such amounts were calculated in accordance with the provisions of Financial Accounting Standard (“FAS”) 123R and include amounts of awards granted in and prior to 2008.  These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executive officers. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please refer to Note 14, “Share-Based Compensation Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009 for the relevant assumptions used to determine the compensation cost of our share and option awards. The value of each of the awards granted to the named executive officers in 2008 is listed in the table captioned “Grants of Plan-Based Awards for 2008.”  The value of awards that vested during 2008 is listed in the table captioned “Option Exercises and Shares Vested for 2008.”

(7)   In connection with the termination of their employment with the Company, effective December 31, 2008, Mr. Nichols and Ms. Weigand forfeited their unvested restricted share awards and stock options. In addition, in the case of Mr. Nichols and Ms. Weigand, the compensation expense includes compensation expense reversed for forfeited options and share awards, resulting in a negative number.

(8)   The amounts reported in the All Other Compensation column reflect in the year indicated, for each named executive officer, the sum of (a) the aggregate incremental cost to the Company of all perquisites and other personal benefits, including personal use of a Company car and executive medical insurance (except that Ms. Weigand received a waiver credit in lieu of executive medical insurance); (b) the amounts contributed by the Company to the U-Store-It, L.P. 401(k) Retirement Savings Plan;  (c) amounts contributed by the Company to the executive under the U-Store-It Trust Executive Deferred Compensation Plan; (d) the dollar value of dividends on unvested restricted shares; and (e) the amount of any severance paid to the executive.  The aggregate incremental cost to us to provide a Company car is based on the actual lease cost incurred for the automobile provided to each of the named executive officers plus expenses for fuel, maintenance and insurance. For purposes of calculating this amount, we disregarded business usage and assumed 100 percent personal usage. The aggregate incremental cost of executive medical insurance is based on the difference between the actual premium we pay for executive medical insurance for the named executive officers and the actual cost we incurred in providing family medical coverage for our general employee population.

Listed in the table below are the dollar values of the amounts reported in this column for 2008.

Name	Company Car	Executive Medical Insurance	Company Match in 401(k) Plan	Company Match in Executive Deferred Compensation Plan	Dividends on Unvested Restricted Shares	Severance Payment *
D. Jernigan	$18,075	$11,502	$3,367	- 0 -	$29,168	- 0 -
C. P. Marr	$21,018	$11,502	$3,367	$22,114	$33,335	- 0 -
K. A. Weigand	$20,416	$9,400	$3,367	$13,658	$12,325	$935,113
S. R. Nichols	$19,310	$11,502	$3,078	$7,540	$10,772	$754,676
T. M. Martin	$21,505	$11,502	$2,501	$8,942	$11,901	- 0 -

* For more information regarding the severance payments paid to Ms. Weigand and Mr. Nichols, please see “Payments Upon Termination or Change in Control Table for 2008” below.

Grants of Plan-Based Awards for 2008

The following table and narrative provide information about plan-based awards granted during 2008 to the named executive officers.  Each were eligible to receive the four types of plan-based awards described below as a part of the 2008 Executive Compensation Program approved by the Compensation Committee and the independent members of the Board of Trustees.

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold	Target	Max	Threshold	Target	Max
D. Jernigan	Annual		$305,000	$610,000	$1,128,500
	Performance	1/23/08				20,551	41,102	61,653				$170,162
	Restricted	1/23/08							36,770			$346,741
	Options	1/23/08								497,128	$9.43	$521,984
C. P. Marr	Annual		$133,250	$266,500	$493,025
	Performance	1/23/08				8,549	17,098	25,647				$70,786
	Restricted	1/23/08							15,296			$144,241
	Options	1/23/08								298,071	$9.43	$312,975
K. A. Weigand (4)	Annual		$107,250	$214,500	$396,825
	Performance	1/23/08				6,165	12,330	18,495				$51,046
	Restricted	1/23/08							11,031			$104,022
	Options	1/23/08								214,955	$9.43	$225,703
S. R. Nichols (5)	Annual		$75,626	$151,250	$279,813
	Performance	1/23/08				6,165	12,330	18,495				$51,046
	Restricted	1/23/08							11,031			$104,022
	Options	1/23/08								214,955	$9.43	$225,703
T.M. Martin	Annual		$61,876	$123,750	$228,938
	Performance	1/23/08				4,932	9,864	14,796				$40,837
	Restricted	1/23/08							8,825			$83,220
	Options	1/23/08								171,964	$9.43	$180,562

(1)   Listed in these columns are the amounts that could have been paid at each stated level of performance for the annual incentive compensation under the 2008 Executive Compensation Program. For a detailed description of the annual incentive awards see “Total Cash Compensation — Annual Incentive” in the section entitled “Compensation Discussion and Analysis.” The “Threshold” column represents the minimum amount payable when threshold performance is met.  The “Target” column represents the amount payable if the specified performance targets are reached.  The “Maximum” column represents the maximum payment possible.  See the table captioned “Summary Compensation Table for 2008” for the actual amounts paid to each named executive officer for the 2008 annual incentive compensation.

(2)   Listed in these columns is the number of shares that could have vested at each stated level of performance for the long-term incentive compensation under the 2008 Executive Compensation Program, determined using the $9.43 share price, though the actual number may vary depending on the share price on the date additional shares are granted.  The “Threshold” column represents the minimum number of shares vesting when threshold performance is met.  The “Target” column represents the number of shares vesting if the specified performance targets are reached.  The “Maximum” column represents the maximum possible number of shares vesting when maximum performance is met.  For a detailed description of the annual incentive awards see “Total Cash Compensation — Long-Term Incentive” in the section entitled “Compensation Discussion and Analysis.”

(3)   This column shows the grant date fair value of the equity awards granted in accordance with FAS 123R, but excludes any forfeiture assumptions related to service-based vesting conditions, as prescribed by the rules of the SEC.  The grant date fair value listed for performance-vested restricted shares is based on the target number of shares awarded.

(4)   These awards were cancelled upon the termination of Ms. Weigand’s employment effective December 31, 2008.

(5)   These awards were cancelled upon the termination of Mr. Nichols’ employment effective December 31, 2008.

Annual Incentive Compensation — Annual incentive compensation awards are paid in cash and are based on the achievement at December 31, 2008 of pre-established goals for FFO growth per share and individual management objectives, weighted at 70% and 30%, respectively.  The performance goals for FFO were set as follows:  threshold, $0.83 per share; target, $0.88 per share; and

maximum, $0.93 per share. Because the Company exceeded the maximum FFO target, each named executive officer received the maximum payout level under this portion of the annual incentive compensation plan (200% of target for the 70% portion related to company performance goals). In addition, the Compensation Committee awarded the individual portion of the annual incentive compensation to each named executive officer at the target payout level (100% of target for the 30% portion related to individual goals) in recognition of the achievement of their individual management objectives and of certain strategic plan objectives, including increasing revenue and occupancy, improving liquidity, reorganizing the corporate staffs of the Company, and establishing systems to track and enhance performance.

Performance-Vested Restricted Shares — The performance period for the restricted shares granted is January 1, 2008 through December 31, 2010.  These awards will vest at the end of the performance period, with the number of shares earned dependent upon the Company’s annualized TSR over the three-year period.  TSR will be measured against absolute and relative standards of performance, and the two measures will be weighted equally, with half of the shares earned based on absolute TSR and the other half earned based on the Company’s TSR relative to the NAREIT Equity Index. The performance goals for absolute TSR were set as follows:  threshold, 7%; target, 10%; and maximum, 13%.  The performance goals for relative TSR were set as follows:  threshold, => 100 bps; target, => 200 bps; and maximum, => 300 bps.  The named executive officers will not receive dividends on the performance-vested restricted shares until the shares are earned.

Restricted Shares — These awards vest ratably over a three-year period, one-third per year on the first three anniversaries of the grant date, provided that the named executive officer is employed with the Company on the vesting date. The named executive officers are entitled to vote these restricted shares and to receive dividends on them at the same rate as paid to all other shareholders.

Options — The nonqualified options have a ten-year term and entitle the named executive officer to purchase the number of common shares of the Company specified.  The right to purchase the common shares vests ratably over a three-year period, one-third per year on the first three anniversaries of the grant date, provided that the named executive officer is employed with the Company on the vesting date.

Each of the equity incentive awards was granted under the U-Store-It Trust 2004 and 2007 Equity Incentive Plans.  At December 31, 2008, there were 1,958,898 and 1,659,303 shares outstanding under the 2004 and 2007 Equity Incentive Plan, respectively.  For further information on the awards granted during 2008, refer to the section headed “Compensation Discussion and Analysis.” The right of each named executive officer to the equity incentive awards listed in the table captioned “Grants of Plan-Based Awards for 2008” shall become fully vested in the event of termination of employment under certain circumstances pursuant to the terms of employment agreements that we have with them.  For information on the material terms of each named executive officer’s employment agreement or for a further discussion of the circumstances upon which vesting of awards is accelerated, see the discussion under the section headed “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at December 31, 2008

The following table reports outstanding equity awards held by the named executive officers at December 31, 2008.  The right of each named executive officer to the equity awards listed in this table shall become fully vested in the event of termination of employment in certain circumstances.  For a further discussion of the circumstances upon which vesting of awards is accelerated, see the discussion under the section headed “Potential Payments Upon Termination or Change in Control.”

Name	Grant Date	Option Awards				Grant Date	Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(8)
D. Jernigan	1/23/2008(1)	0	497,128	$9.43	1/22/2018	1/23/2008(5)	36,770	$163,627	20,551	$91,451
	3/22/2007 (1)	101,088	202,177	$19.97	3/21/2017	3/22/2007 (6)	11,496	$51,157	10,395	$46,258
	4/19/2006 (2)	200,000	300,000	$18.08	4/18/2016
C. P. Marr	1/23/2008(1)	0	298,071	$9.43	1/22/2018	1/23/2008(5)	15,296	$68,067	8,549	$38,043
	3/22/2007 (1)	42,053	84,105	$19.97	3/21/2017	3/22/2007 (6)	4,782	$21,278	4,325	$19,246
	6/5/2006 (2)	60,000	90,000	$17.04	6/4/2016	6/5/2006 (7)	22,712	$101,069
K. A. Weigand	3/22/2007 (1)(3)	30,326	-0-(3)	$19.97	4/1/2009 (3)	—	—	—	—	—
S. R. Nichols	3/22/2007 (1)(4)	30,326	-0- (4)	$19.97	4/1/2009 (4)	—	—	—	—	—
	7/10/2006 (2)(4)	30,000	-0- (4)	$18.70	4/1/2009 (4)	—	—	—	—	—
T. M. Martin	1/23/2008(1)	0	171,964	$9.43	1/22/2018	1/23/2008(5)	8,825	$39,271	4,932	$21,947
	3/22/2007 (1)	20,015	40,031	$19.97	3/21/2017	3/22/2007 (6)	2,276	$10,128	2,058	$9,158
						12/11/2006 (2)	5,511	$24,524

(1)

The award vests ratably over a three-year period, one-third per year on the first three anniversaries of the grant date, provided that the named executive officer is employed with the Company on the vesting date.

(2)

The award vests ratably over a five-year period, one-fifth per year on the first five anniversaries of the grant date, provided that the named executive officer is employed with the Company on the vesting date.

(3)

The unvested portion of these options was cancelled effective December 31, 2008 upon the termination of her employment. Ms. Weigand must exercise the vested portion of these options by April 1, 2009 (within 90 days after her termination of employment).

(4)

The unvested portion of these options was cancelled effective December 31, 2008 upon the termination of his employment. Mr. Nichols must exercise the vested portion of these options by April 1, 2009 (within 90 days after his termination of employment).

(5)

The award in the “Number of Shares or Units of Stock That Have Not Vested” column vests ratably over a three-year period, one-third per year on the first three anniversaries of the grant date, provided that the named executive officer is employed with the Company on the applicable vesting date. The award in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column vests on December 31, 2010, with the number of shares earned dependent upon the Company’s annualized total shareholder return (“TSR”) over the three-year period. TSR will be measured against absolute and relative standards of performance, and the two measures will be weighted equally, with half of the shares earned based on absolute TSR and the other half earned based on the Company’s total shareholder return (“TSR”) relative to the NAREIT Equity Index. The number of shares listed, and the payout value for the named executive officer, is based on achievement of threshold performance.

(6)

The award in the “Number of Shares or Units of Stock That Have Not Vested” column vests ratably over a three-year period, one-third per year on the first three anniversaries of the grant date, provided that the named executive officer is employed with the Company on the applicable vesting date. The award in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column vests on December 31, 2009, with the number of shares earned dependent upon the Company’s annualized total shareholder return (“TSR”) over the three-year period. TSR will be measured against absolute and relative standards of performance, and the two measures will be weighted equally, with half of the shares earned based on absolute TSR and the other half earned based on the Company’s TSR relative to the NAREIT Equity Index. The number of shares listed, and the payout value for the named executive officer, is based on achievement of threshold performance.

(7)

The award vests in installments on the first five anniversaries of the grant date as follows: thirty-one and one-half percent on June 5, 2007, twenty-five and one-half percent on June 5, 2008, eighteen and six-tenths percent on June 5, 2009, seventeen and nine-tenths percent on June 5, 2010, and six and one-half percent on June 5, 2011.

(8)	The market value is based on the closing price of our common shares of $4.45 on December 31, 2008.

Option Exercises and Shares Vested for 2008

The following table reports for each named executive officer the value realized upon vesting of share awards in the year ended December 31, 2008.  There were no stock options exercised by the named executive officers in the year ended December 31, 2008, so the column for that information is omitted from the table below.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
D. Jernigan	5,749	$63,239
C. P. Marr	15,860	$206,514
K. A. Weigand	2,309	$24,406
S. R. Nichols	2,474	$27,768
T. M. Martin	2,977	$19,311

Nonqualified Deferred Compensation for 2008

Our named executive officers are eligible to participate in the U-Store-It Trust Executive Deferred Compensation Plan.  The following table and narrative provide a description of the plan and information on compensation each of the named executive officers deferred during 2008, the aggregate earnings on the deferred compensation and the aggregate balance at December 31, 2008.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at Last FY ($)(2)
D. Jernigan	—	—	—	—
C. P. Marr	$41,981	$22,114	$(165,533)	$287,187
K. A. Weigand	$165,000	$13,658	$(120,551)	$197,395
S. R. Nichols	$68,475	$7,540	$(58,983)	$52,960
T. M. Martin	$14,569	$8,942	$(19,646)	$18,779

(1)

All of the amounts listed in the “Executive Contributions in Last FY” column are reflected in the “Salary” column for 2008 of the table captioned “Summary Compensation Table for 2008.” None of the amounts listed in the “Aggregate Earnings in Last FY” column are reflected in the Summary Compensation Table.

(2)	None of the amounts listed in this column were reported as compensation to the named executive officers in the Summary Compensation Table in a previous year.

Compensation Eligible for Deferral; Company Contributions.  Effective January 1, 2007, the named executive officers became eligible to participate in the U-Store-It Trust Executive Deferred Compensation Plan. Under the plan, the named executive officers can defer all or a portion of salary and/or bonus (including annual and long-term incentives) and have such amounts credited to a retirement distribution account and/or separate in-service distribution accounts.  The Company will provide a matching deferred compensation amount that is equal to the difference between the total matching contribution the named executive officer would have received under the Company’s 401(k) plan without regard to the limitations imposed pursuant to Sections 402(g), 415 and 417 of the Internal Revenue Code and the actual matching contribution the named executive officer receives under the 401(k) plan, provided the named executive officer has made the maximum elective deferrals to the 401(k) plan. The Compensation Committee may, in its discretion, approve an additional credit to a participant’s account as nonelective deferred compensation.

Investment Earnings.  Each distribution account is credited with the returns of the investment options selected by the named executive officers, which include investment options that are available in the Company’s 401(k) plan, or such other investment fund(s) as the Compensation Committee may designate from time to time.

Elections and Distributions.  Elections to defer compensation must be made no later than the close of the preceding taxable year and are irrevocable as of the first day of the plan year to which it relates, except that (i) in the case of a hardship distribution, the election may be cancelled for the remainder of the plan year, and (ii) a participant who has elected a lump sum distribution from the retirement distribution account may make a subsequent election to delay commencement of payment of such amount for a period of five years from the date such payment would otherwise have been made.  In the case of any performance-based compensation for services performed over a period of 12 months, an election to defer must be made no later than six months before the end of the performance period.

Upon retirement, balances in the retirement distribution account will be made in a lump sum or in annual installments over five, 10 or 15 years. Upon termination of employment other than retirement (other than on account of death), benefits in the retirement distribution account will be distributed in a lump sum 60 days following separation from service. Distributions from the in-service account will be made in one lump sum or in annual installments over two, three, four or five years, except that participants may not elect distribution of compensation earned in a plan year that is less than two years prior to the plan year elected for distribution. In the event of death prior to commencement of distribution from either the retirement distribution account or the in-service distribution account, benefits under the plan shall be payable to a participant’s beneficiary either in a lump sum or in the manner elected by the participant at the time the deferral election was made.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We entered into employment agreements with each of the named executive officers that require us to provide compensation to them in the event of termination of their employment in certain circumstances, including in the event of a change of control in the Company.  Described below are the circumstances that would trigger our obligation to make payments to the named executive officers pursuant to these agreements, the payments and benefits that we would be required to provide, and how the determination of the payments and benefits to be provided is made in each circumstance.

Termination Without “Cause” or For “Good Reason”

If we terminate an executive’s employment without “cause” or if an executive terminates his or her employment for “good reason,” the executive will have the right to receive any accrued and unpaid salary and vacation; any unpaid bonus for the prior year; a pro rated bonus in the year of termination based on the target bonus for that year; reimbursement for expenses incurred but not paid prior to the date of termination; continued medical, prescription and dental benefits for 18 months; and a cash severance payment equal to two times (or three times with respect to Mr. Jernigan and two and one-half times with respect to Mr. Marr) the sum of (1) his or her annual salary as of the date of the termination of the employment agreement, and (2) the average of the sum of the two previous annual and long-term bonuses paid to the executive pursuant to a bonus plan established by the Compensation Committee, or if only one annual bonus and one long-term bonus has been paid to the executive under an approved bonus plan at the time of termination, the sum of such bonuses, or if no annual bonus and no long-term bonus has been paid to the executive under an approved bonus plan at the time of termination, the sum of the annual and long-term bonuses that the executive would have received under an approved bonus plan had he or she remained employed with the Company through the period required for receipt of the bonuses and satisfied all target performance objectives. In addition, all equity awards would become fully vested and exercisable.

Each employment agreement defines “cause” as the executive’s: conviction for any felony or a misdemeanor involving moral turpitude; commission of an act of fraud, theft or dishonesty related to our business or the business of our affiliates or to his or her duties; willful and continuing failure or habitual neglect to perform his or her duties; material violation of confidentiality covenants or his or her noncompetition agreement (with the exception of Ms. Weigand who did not have a noncompetition agreement with us); or willful and continuing breach of the employment agreement.

Each employment agreement defines “good reason” as: a material reduction in the executive’s authority, duties and responsibilities or the assignment to him or her of duties materially and adversely inconsistent with his or her position; a reduction in the executive’s annual salary; our failure to obtain a reasonably satisfactory agreement from any successor to our business to assume and perform the employment agreement; a change in control (as defined in the employment agreement); our requirement that the executive’s work location be moved more than 50 miles from the Company’s office where the executive works effective as of the date of the employment agreement unless the executive’s new work location would be closer to his or her primary residence; or our material and willful breach of the employment agreement.

Each employment defines a “change in control” as: the dissolution or liquidation of the Company;  the merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or immediately following which the persons or entities who were beneficial owners of voting securities of the Company immediately prior thereto cease to beneficially own more than 50% of the voting securities of the surviving entity immediately thereafter; a sale of all or substantially all of the assets of the Company to another person or entity other than an affiliate of the Company; any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity or group (other than persons who are shareholders or affiliates of the Company immediately prior to the transaction) owning thirty percent (30%) or more of the combined voting power of all classes of shares of the Company; or if, under certain circumstances, individuals who, as of the date hereof, constitute the Board of Trustees cease for any reason to constitute at least a majority of the Board of Trustees.

If an executive terminates his or her employment due to a change in control of the Company, he or she would be entitled to receive an additional payment from us of an amount sufficient to make him or her whole for any excise tax imposed on payments made contingent on a change in control under Section 4999 of the Internal Revenue Code.

Termination For “Cause” or Without “Good Reason”

If we terminate an executive’s employment for “cause,” or if an executive voluntarily terminates his or her employment without “good reason,” both terms having the definitions listed above, the executive would have no right to receive any compensation or benefits under the employment agreement on or after the effective date of termination, other than any accrued and unpaid salary and vacation and reimbursement for any expenses incurred but not paid prior to the date of termination, but excluding any bonus to which the executive would have been entitled.

Termination Upon Death or Disability

In the event an executive’s employment is terminated for disability or death, the executive or the beneficiaries of his or her estate would receive any accrued and unpaid salary and vacation and reimbursement for any expenses incurred but not paid prior to the date of termination; any unpaid bonus for the prior year; and a pro rated bonus in the year of termination based on the target bonus for that year; and all equity awards would become fully vested and exercisable. In the event of death of Mr. Marr, the beneficiaries of his estate would receive in addition to the benefits described here, a cash payment equal to the cash severance payment that would be paid to Mr. Marr if he were terminated without cause.  Refer to the description of the cash severance payment under the caption “Termination Without Cause or For Good Reason” above.

Nonrenewal

If we elect not to renew an executive’s employment agreement, the executive would have the right to receive a cash severance payment equal to one times the sum of (1) his or her annual salary as of the date of the termination of the employment agreement, and (2) the average of the sum of the two previous annual and long-term bonuses paid to the executive pursuant to a bonus plan established by the Compensation Committee, or if only one annual bonus and one long-term bonus has been paid to the executive under an approved bonus plan at the time of termination, the sum of such bonuses, or if no annual bonus and no long-term bonus has been paid to the executive under an approved bonus plan at the time of termination, the sum of the annual and long-term bonuses that the executive would have received under an approved bonus plan had he or she remained employed with the Company through the period required for receipt of the bonuses and satisfied all target performance objectives.

Payments Upon Termination or Change in Control Table for 2008

The following table includes an estimate of the potential payments we would be required to make upon termination of employment of Dean Jernigan, Christopher Marr and Timothy Martin in each of the circumstances described above. These payments would be made in a lump sum following termination.  In providing the estimated potential payments, we have made the following general assumptions in all circumstances where applicable:

•      The date of termination is December 31, 2008, and the closing price of our common shares on that date is $4.45;

•      The annual salary at the time of termination is equal to the base salaries that were in effect as of December 31, 2008 for each executive as follows: D. Jernigan, $610,000; C. P. Marr, $410,000; and T. M. Martin, $225,000;

•      For purposes of the cash severance payment calculation, the bonus is equal to the average of the last two years’ bonuses.  The average of the last two annual incentive bonuses paid for each executive is as follows:  D. Jernigan, $655,750; C. P. Marr, $286,488; and T. M. Martin, $133,031. The average of the last two long term incentive bonuses paid for each executive is as follows:  D. Jernigan, $1,250,000; C. P. Marr, $520,000; and T. M. Martin, $273,750;

•      The value of restricted shares that vests upon termination is based on the closing price of our common shares of $4.45 on December 31, 2008;

•      The stock options that vest upon termination have no intrinsic value as the exercise price of each outstanding stock option is more than the market value of our common shares on December 31, 2008;

•      Four weeks of vacation are unused, accrued and unpaid;

•      There is no unpaid bonus for the prior year;

•      There is no accrued and unpaid salary;

•      There is no unpaid reimbursement for expenses incurred prior to the date of termination; and

•      Our cost for continued medical, prescription and dental benefits is constant over the benefit period and is provided for 18 months at a cost of $2,075 per month.

Name	Change in Control (2)	Without Cause; For Good Reason	Death or Disability	Nonrenewal	For Cause; Without Good Reason
D. Jernigan	$10,278,302	$8,125,633	$541,036	$2,566,583	$50,833
C. P. Marr (1)	$4,200,134	$3,417,721	$339,156	$1,484,167	$34,167
T. M. Martin	$1,797,468	$1,455,794	$154,884	$650,532	$18,750

(1)

In the event of C. P. Marr’s death, the beneficiary of his estate would receive $3,417,721. The amount of $339,156 listed on this line in the death or disability column would be paid to C. P. Marr only in the event his employment is terminated for disability.

(2)

This column includes for the executive as indicated an estimate of an additional payment we would make in the event the executive is subject to excise tax liability under Section 4999 of the Internal Revenue Code: D. Jernigan, $2,152,669; C. P. Marr, $782,413; and T. M. Martin, $341,675.

The Company elected not to renew the employment agreements for Ms. Weigand and Mr. Nichols and accordingly the term of Ms. Weigand’s and Mr. Nichols’ employment agreement with the Company ended on December 31, 2008.  As a result, the information presented in the table below reflects the actual payments made upon the termination of such named executive officer’s employment.

Name	Non-Renewal(1)	Accrued Vacation	Other (2)	Total
K. A. Weigand	$816,691	$25,385	$93,037	$935,113
S. R. Nichols	$733,522	$21,154	—	$754,676

(1)

Pursuant to Section 5.5 of the Amended and Restated Executive Employment Agreements, Ms. Weigand and Mr. Nichols were entitled to receive a cash severance payment equal to one times the sum of: (1) his or her annual salary as of December 31, 2008 and (2) the average of the sum of the two previous annual and long-term bonuses paid to each executive prior to the date of termination.

(2)

The amount in this column reflects the additional severance that the Company agreed to pay to Ms. Weigand in connection with the termination of her employment with the Company effective December 31, 2008.

Other Terms of the Employment Agreements

Each of the employment agreements provides for one-year automatic renewals unless either we or the executive elects not to renew the agreement. Pursuant to the employment agreements, executives are eligible to participate in any bonus plan established by the Compensation Committee for executive officers, may participate in any group life, hospitalization, disability, health, pension, profit sharing and other benefit plans we adopt with respect to comparable senior level executives of the Company, and are provided with use of a company car.

Noncompete Agreements

In addition to the employment agreements, our executive officers (other than Ms. Weigand) previously entered into noncompetition agreements with us. The noncompetition agreements contain covenants not to compete for a period that is the longer of either the three-year period beginning as of the date of the noncompetition agreement (the five-year period in the case of Mr. Jernigan) or the period of the executive’s service with us plus an additional one-year period. The noncompetition agreements provide that each of the executives will not directly or indirectly engage in any business involving self-storage facility development, construction, acquisition or operation or own any interests in any self-storage facilities, in each case in the United States of America, other than direct or indirect ownership by the executive of up to five percent of the outstanding shares of any public company. The noncompetition agreements also contain a nonsolicitation covenant that applies to employees and independent contractors. The nonsolicitation covenant lasts for a period that is the longer of either the three-year period (the five-year period in the case of Mr. Jernigan) beginning as of the date of the noncompetition agreement or the period of the executive’s service with us plus an additional two-year period.

AUDIT COMMITTEE MATTERS

Audit Committee Report

One of the principal purposes of the Audit Committee is to assist the Board of Trustees in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. For the fiscal year 2008, Deloitte & Touche LLP, the Company’s independent registered public accounting firm until April 3, 2009, audited the annual financial statements in accordance with standards of the Public Company Accounting Oversight Board (PCAOB) prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for the year ended December 31, 2008 with our management. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also is responsible for assisting the Board of Trustees in the oversight of the qualification, independence and performance of Deloitte & Touche, LLP. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, Communication with Audit Committees (which supersedes Statement on Auditing Standard No. 61, as amended). The Audit Committee has received from Deloitte & Touche, LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte & Touche, LLP’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche, LLP its independence.  In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Deloitte & Touche, LLP are compatible with maintaining the independence of the independent registered public accounting firm from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Trustees that our audited consolidated financial statements for fiscal year 2008 be included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Respectfully submitted,
The Audit Committee of the Board of Trustees

David J. LaRue (Chairman)
C.E. Andrews
Daniel B. Hurwitz
Marianne M. Keler

Change in Independent Registered Public Accounting Firm

As previously reported in our Current Report on Form 8-K filed on April 7, 2009, the Company dismissed Deloitte & Touche LLP as our independent registered public accounting firm effective April 3, 2009.

The reports of Deloitte & Touche LLP on our financial statements for the years ended December 31, 2007 and December 31, 2008, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2007 and December 31, 2008, and through the date hereof, there were no disagreements between us and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Deloitte & Touche LLP’s satisfaction, would have caused Deloitte & Touche LLP to make a reference to the matter in its reports on our financial statements for those years.

During the years ended December 31, 2007 and December 31, 2008, and through the date hereof, there were no “reportable events” (as defined by Item 304 (a)(1)(v) of Regulation S-K).

Deloitte & Touche LLP has furnished a letter to us addressed to the SEC, which we have filed as Exhibit 16.1 to our Current Report on Form 8-K filed on April 7, 2009, stating that it agrees with the foregoing statements.

Effective April 3, 2009, the Audit Committee of our Board engaged KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009, and to perform procedures related to the financial statements included in our Quarterly Reports on Form 10-Q, as amended, which commenced with and included the quarter ended March 31, 2009.

During our two prior years ended December 31, 2007 and December 31, 2008, and during any subsequent interim period prior to the date of the engagement of KPMG LLP as our independent registered public accounting firm, neither we nor anyone acting on our behalf consulted with KPMG LLP regarding (1) either: (a) the application of accounting principles to a specific transaction, either completed or proposed; or (b) the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that KPMG LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Fees Paid to Our Independent Registered Public Accounting Firm

The following summarizes the fees billed by Deloitte & Touche LLP for services rendered during, or in connection with, our 2008 and 2007 fiscal years, as applicable:

	2008	2007
Audit Fees	$932,692	$991,505
Audit-Related Fees (1)	$109,498	$13,964
Tax Fees (2)	$0	$19,826
All Other Fees	$0	$0
	$1,042,190	$1,025,295

(1)

Audit-Related Fees for 2008 include fees to review various registration statements filed during 2008 as well as fees to review various other agreements. Audit-Related Fees for 2007 include fees to review various registration statements filed during 2007.

(2)	Tax fees for 2007 related to tax consulting services.

All audit and permissible non-audit services provided by Deloitte & Touche LLP to us were approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence from us.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which is annually reviewed and reassessed by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services.  Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $100,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including (a) the type of services covered by the engagement, (b) the dates the engagement is scheduled to commence and terminate, (c) the estimated fees payable by the Company pursuant to the engagement, (d) other material terms of the engagement, and (e) such other information as the Audit Committee may request.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009.  We engaged KPMG LLP to serve as our independent registered public accounting firm effective April 3, 2009 and management considers the firm to be well qualified.  KPMG LLP replaced Deloitte & Touche LLP as our independent registered public accounting firm.

The Board of Trustees asks shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm.  Although ratification is not required by our bylaws or otherwise, the Board believes ratification by shareholders is a matter of good corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.  We expect a representative of KPMG LLP to be present at the annual meeting.  The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required and Recommendation of the Board of Trustees

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal (which means the votes cast “for” the proposal must exceed the votes cast “against” the proposal). Abstentions and broker non-votes are not included.

OUR BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

SECURITY OWNERSHIP OF MANAGEMENT

The following table lists the amount of common shares beneficially owned and the percentage of ownership by our trustees, each of the named executive officers, and trustees and executive officers as a group. The number of shares and percentage of ownership is based on 58,191,752 common shares outstanding on March 24, 2009. In general, “beneficial ownership” includes those common shares that a trustee or executive officer has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days.  Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all the common shares listed opposite his or her name.  The address of each person listed below is c/o U-Store-It Trust, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087.

Name	Common Shares (6)	Options Currently Exercisable or Exercisable within 60 Days	Percent of Class (7)
Trustees
C.E. Andrews	15,831	-0-	*
T. A. Commes	27,560	-0-	*
J. C. Dannemiller (1)	49,847	-0-	*
W. M. Diefenderfer III (2)	108,324	-0-	*
H. S. Haller (3)	35,664	-0-	*
D. B. Hurwitz	22,743	-0-	*
M. M. Keler	36,240	-0-	*
D. J. LaRue	45,303	-0-	*
Named Executive Officers
D. Jernigan (4)	375,602	768,974	2.0%
C. P. Marr	144,011	243,463	*
K. A. Weigand (5)	4,771	30,236	*
S. R. Nichols (5)	13,559	60,236	*
T. M. Martin	68,853	97,351	*
Trustees and Executive Officers as a group	948,308	1,200,260	3.7%

*                  Less than 1% of the outstanding common shares.

(1)          Common shares include 4,544 deferred shares held in the U-Store-It Trust Deferred Trustees Plan for the benefit of J. C. Dannemiller that are issuable to him after he ceases to serve as a trustee of the Company.  J. C. Dannemiller does not have voting rights with respect to these deferred shares, but his account is credited with dividend equivalents that are payable in common shares.

(2)          Common shares include 4,821 deferred shares held in the U-Store-It Trust Deferred Trustees Plan for the benefit of W. M. Diefenderfer that are issuable to him after he ceases to serve as a trustee of the Company.  W. M. Diefenderfer does not have voting rights with respect to these deferred shares, but his account is credited with dividend equivalents that are payable in common shares.

(3)          Common shares include 5,161 deferred shares held in the U-Store-It Trust Deferred Trustees Plan for the benefit of H.S. Haller that are issuable to him after he ceases to serve as a trustee of the Company.  H. S. Haller does not have voting rights with respect to these deferred shares, but his account is credited with dividend equivalents that are payable in common shares.

(4)          Of the common shares listed for D. Jernigan, 234,500 are pledged as security.

(5)          Lists the amounts of common shares beneficially owned by Ms. Weigand and Mr. Nichols as of the close of business on December 31, 2008.

(6)          This column does not include the following phantom shares held by the trustees and named executive officers in deferred compensation plans of the Company, which are payable in cash after the trustee or named executive officer ceases service with the Company.

Name	Phantom Shares
J. C. Dannemiller	10,221
W. M. Diefenderfer III	4,340
H. S. Haller	9,566
D. J. LaRue	11,530
C. P. Marr	3,280
T. M. Martin	4,257
S. R. Nichols	12,021
K. A. Weigand	14,503

(7)          Shares issuable pursuant to the U-Store-It Trust Deferred Trustees Plan and shares issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of March 24, 2009 are deemed to be outstanding and beneficially owned by the person to whom such shares are issuable for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person..

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following persons are known by the company to be the beneficial owners of more than 5% of our outstanding common shares. Unless otherwise indicated, the following information is as of March 2, 2009 and is based solely upon information set forth in Schedules 13D and 13G filed by such persons with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
The Vanguard Group, Inc. (1)	4,097,250	7.0%
Stichting Pensioenfonds ABP (2)	3,688,220	6.3%
Barclays Global Investors, N.A. (3)	3,524,756	6.1%
Todd C. Amsdell (4)	8,331,384	14.3%
Loretta Amsdell Family Irrevocable Trust (5)	3,921,850	6.7%
Robert J. Amsdell Family Irrevocable Trust (5)	3,921,850	6.7%
Robert J. Amsdell (6)(7)	3,910,741	6.7%
Barry L. Amsdell (6)(8)	3,560,741	6.1%
Amsdell and Amsdell (6)	3,409,937	5.9%

(1)

Based on information provided by The Vanguard Group, Inc. in a Schedule 13G filed with the SEC on February 13, 2009, The Vanguard Group has sole voting power with respect to 61,862 of these shares and sole dispositive power with respect to 4,097,250 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(2)

Based on information provided by Stichting Pensioenfonds ABP in a Schedule 13G filed with the SEC on February 13, 2009, Stichting Pensioenfonds ABP has sole voting power with respect to 3,688,220 of these shares and sole dispositive power with respect to 3,688,220 of these shares. The address of Stichting Pensioenfonds ABP is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.

(3)

Based on information provided by Barclays Global Investors, N.A. in a Schedule 13G filed with the SEC on February 5, 2009, Barclays Global Investors, N.A. has sole voting power with respect to 3,402,717 of these shares and sole dispositive power with respect to 3,524,756 of these shares. The address of Barclays Global Investors, N.A. is 400 Howard Street, San Francisco, California 94105.

(4)

Based on information provided by Todd C. Amsdell, a former executive officer, in a Schedule 13D filed with the SEC on March 9, 2009, Todd C. Amsdell has sole voting power with respect to 8,331,384 of these shares and sole dispositive power with respect to 8,331,384 of these shares. Mr. Amsdell disclaims beneficial ownership, except to the extent of his pecuniary interest therein, of 3,921,850 shares owned by the Robert J. Amsdell Family Irrevocable Trust and 3,921,850 shares owned by the Loretta Amsdell Family Irrevocable Trust. Mr. Amsdell is the sole business advisor of these trusts, and based on the latest information that we have, in this capacity, he has the sole power to direct the voting and disposition of these shares. The address for Todd C. Amsdell is 6755 Engle Road, Suite A, Cleveland, Ohio 44130.

(5)

Each trust reported in a Schedule 13D filing that it possessed shared voting power and shared dispositive power over the shares held by the respective trust. These amounts are also included in the number of shares beneficially owned by Todd C. Amsdell as he has sole power to vote and dispose of these shares. See Footnote (4) for more information. The address for each trust is c/o Bernard L. Karr, trustee, McDonald Hopkins Co., LPA, 600 Superior Avenue, E., Suite 2100, Cleveland, Ohio 44114.

(6)

On January 9, 2009, in a joint filing on Schedule 13D by Robert J. Amsdell, Barry L. Amsdell, Amsdell and Amsdell, Amsdell Holdings, I, Inc., and Amsdell Real Estate Trust dtd. October 3, 1989 with the SEC, Barry L. Amsdell, Robert J. Amsdell and Amsdell and Amsdell reported the beneficial ownership of the common shares of the Company indicated opposite their name. Of the common shares reported as beneficially owned by Barry L. Amsdell and Robert J. Amsdell, each reported that they share voting and dispositive power with respect to the 3,597,186 common shares reported as beneficially owned by Amsdell and Amsdell. Amsdell and Amsdell reported that it has sole voting and sole dispositive power with respect to the 3,597,186 common shares reported as beneficially owned. The address for the persons who filed the Schedule 13D is c/o Marc C. Krantz, Kohrman Jackson & Krantz P.L.L., 1375 E. 9th Street, 20th Floor, Cleveland, Ohio 44114.

(7)

The number of shares reported as beneficially owned by Robert J. Amsdell excludes 1,326,936.5 units in our operating partnership, which are redeemable for cash or, at our option, for common shares on a one-for-one basis.

(8)

The number of shares reported as beneficially owned by Barry L. Amsdell excludes 722,426.5 units in our operating partnership, which are redeemable for cash or, at our option, for common shares on a one-for-one basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s trustees and executive officers, and holders of more than 10% of the Company’s common shares, to file with the SEC reports about their ownership of the Company’s common shares. Such trustees, officers and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. We generally assist current trustees and executive officers in filing these reports based on information obtained from them and from our records.

Securities and Exchange Commission regulations require us to identify in this Proxy Statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2008 all Section 16(a) filing requirements were satisfied on a timely basis, except as follows:  (1) Mr. Nichols filed a Form 4 reporting one transaction relating to an intra plan transfer of shares to the Company’s 401(k) plan that was not reported on a timely basis and (2) according to written representations from Todd Amsdell, a greater than 10% beneficial owner, Mr. Amsdell filed a Form 4 reporting one transaction that was not reported on a timely basis.

POLICIES AND PROCEDURES REGARDING REVIEW, APPROVAL
OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

Under our declaration of trust, we may enter into any contract or transaction with a trustee, officer, employee or agent, or any person affiliated with any of them, in which such person has a material financial interest, provided that (i) the Board of Trustees is made aware of the interest and a majority of the disinterested trustees approves or ratifies the contract or transaction; (ii) our shareholders are made aware of the interest and holders of a majority of our outstanding shares entitled to vote (excluding shares owned by the interested party) approve or ratify the contract or transaction; or (iii) the contract or transaction is fair and reasonable to us.

As set forth in our corporate governance guidelines, our Board of Trustees adopted a policy providing that transactions with a trustee who has a personal or financial interest (direct or indirect) should be scrutinized carefully to ensure that the transaction is in our best interests and will not otherwise create a conflict of interest. Without the approval of a majority of the disinterested trustees, we will not enter into a transaction or arrangement (including utilizing the services of any trustee to provide legal, accounting, financial, consulting or other similar services) in which a trustee has a material personal or financial interest (direct or indirect). Whether an interest is a material personal or financial interest in a transaction or arrangement will be determined by the Board of Trustees on a case-by-case basis, but at a minimum a trustee will be considered to have a material personal or financial interest in a transaction or arrangement if we will be required to disclose the transaction or arrangement in our proxy statement or in our Annual Report on Form 10-K. The interested trustee will not participate in any Board discussion regarding the matter in which he or she has such an interest. For purposes of this policy, the disinterested trustees will consider the interests of any entity with which a trustee is affiliated, any immediate family member of a trustee, and any entity in which a trustee’s immediate family member has a material interest.

Pursuant to its charter, our Corporate Governance and Nominating Committee is responsible for reviewing any transactions and arrangements with our trustees and making a recommendation to the Board of Trustees concerning such transactions and arrangements. The Corporate Governance and Nominating Committee maintains written procedures regarding general related party transactions and office lease transactions.  Below is a description of the material features of these procedures, including types of transactions that are covered by them and the standards applied in evaluating transactions and arrangements with trustees and executive officers.

General Related Party Transaction Procedures

The General Related Party Transaction Procedures govern the review of transactions and arrangements in which trustees or executive officers may have a direct or indirect interest that, while not technically requiring approval of the disinterested trustees under our declaration of trust or our corporate governance guidelines, may nonetheless be advisable to be reviewed and approved by the Corporate Governance and Nominating Committee to ensure that related party transactions are properly reviewed and, if necessary, approved first by the Corporate Governance and Nominating Committee, and if appropriate, by a majority of disinterested trustees. The procedures outline: (i) requirements and procedures for trustees and executive officers to report any potential related party transaction to our compliance officer (currently, the General Counsel of the Company); (ii) the procedures our compliance officer follows in collecting and submitting to the Chairman of the Corporate Governance and Nominating Committee information regarding potential related party transactions; (iii) the Corporate Governance and Nominating Committee’s process for reviewing and evaluating potential related party transactions; and (iv) the process the disinterested trustees use in reviewing and evaluating a potential related party transaction once approved by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may consult with legal counsel as it considers all of the information compiled by our compliance officer and evaluates material issues raised and factors relating to the transaction. The Corporate Governance and

Nominating Committee determines whether it is appropriate and advisable for us to engage in the transaction on the basis of whether the transaction is fair, reasonable and in our best interests, and if so, whether the proposed transaction requires approval by the disinterested members of the Board of Trustees.

TRANSACTIONS WITH RELATED PERSONS

Corporate Office Leases

Pursuant to lease agreements that our operating partnership entered into with Amsdell and Amsdell (an entity in which Barry L. Amsdell and Robert J. Amsdell, former trustees of the Company) during 2005 and 2006, we rented office space from Amsdell and Amsdell during 2008 at The Parkview Building, a multi-tenant office building of approximately 40,000 square feet located at 6745 Engle Road, an office building of approximately 18,000 square feet located at 6751 Engle Road, and an office building of approximately 28,000 square feet located at 6779 Engle Road. Each of these properties is part of Airport Executive Park, a 50-acre office and flex development located in Cleveland, Ohio, which is owned by Amsdell and Amsdell. Our independent trustees approved the terms of, and entry into, each of the office lease agreements by our operating partnership. The table below shows the office space subject to these lease agreements and certain key provisions, including the term of each lease agreement and the minimum and maximum rents payable per month during the term.

Office Space	Approximate Square Footage	Term	(1) U-Store-It Subleased the Space to a Third Party	Fixed Minimum Rent Per Month	Fixed Maximum Rent Per Month
6745 Engle Road – Suites 105, 115, 130, 215 and 300; and 6751 Engle Road – Suites E and F	21,900	12/31/2014	Yes	$25,673	$31,205
6745 Engle Road – Suite 100	2,212	12/31/2014	Yes	$3,051	$3,709
6745 Engle Road – Suite 110	1,731	12/31/2014	Yes	$2,387	$2,901
6751 Engle Road – Suites C and D	3,000	12/31/2014	Yes	$3,137	$3,771
6779 Engle Road – Suites G and H	3,500	12/31/2008	No	$3,079	$3,347

(1)          The operating partnership and Amsdell and Amsdell, an entity owned by Robert and Barry Amsdell, entered into a First Amendment to Lease which modified certain terms of all of the lease agreements the operating partnership has with Amsdell and Amsdell for office space in Cleveland, Ohio. The First Amendment provided the operating partnership the ability to assign or sublease the office space previously used for its corporate office and certain operations.  Separately, Amsdell and Amsdell consented to the operating partnership’s proposed sublease to an unrelated party of approximately 22,000 square feet of office space covered by the aforementioned leases.

In addition to monthly rent, the office lease agreements provide that our operating partnership reimburse Amsdell and Amsdell for certain maintenance and improvements to the leased office space. The total amount of lease payments incurred under the six office leases as of December 31, 2008 was approximately $0.4 million.  The total future minimum rental payments under the related party lease agreements are as follows:

Related Party Amount
(in thousands)
2009	$453
2010	$453
2011	$475
2012	$475
2013 and thereafter	$998
Total	$2,854

Other

During 2008, the Company engaged a consultant to assist us in disposition, acquisitions and joint venture exploration.  In connection with that assignment, we retained the services of Mr. Jernigan’s son-in-law, and payments to him totaled $168,000 in 2008.  On September 15, 2008, Mr. Jernigan’s son-in-law became a full-time employee of the Company.

OTHER MATTERS

Other Matters to Come Before the 2009 Annual Meeting

No matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board of Trustees, or, if no recommendation is given, in their own discretion.

Shareholder Proposals and Nominations for the 2010 Annual Meeting

Any shareholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of shareholders must be received at our principal executive offices no later than December 14, 2009.

In addition, any shareholder who wishes to propose a nominee to the Board of Trustees or propose any other business to be considered by the shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article II, Section 12 of our bylaws, which are on file with the SEC and may be obtained from the Secretary of U-Store-It Trust upon request. These notice provisions require that nominations of persons for election to the Board of Trustees and the proposal of business to be considered by the shareholders for the 2010 annual meeting must be received no earlier than December 14, 2009 and no later than January 13, 2010.

In addition, such shareholder’s notice must set forth:

•      as to each person whom the shareholder proposes to nominate for election or reelection as a trustee:

(1)   the name, age, business address and residence address of such person,

(2)   the class and number of shares of beneficial interest of U-Store-It Trust that are beneficially owned or owned of record by such person, the date(s) on which each such security was acquired, and any short interest in any such security (including any opportunity to profit or share in any benefit from any decrease in the price of any such security) held by such person,

(3)   a description of all direct and indirect compensation and other material relationships during the past three years between or among such shareholder or any person associated with such shareholder, on the one hand, and each proposed nominee, and his or her associates, on the other hand, and

(4)   all other information relating to such person that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected);

•      as to any other business that the shareholder proposes to bring before the meeting, a description in reasonable detail of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder (including any anticipated benefit to the shareholder therefrom) and of each beneficial owner, if any, on whose behalf the proposal is made; and

•      as to the shareholder giving the notice and each beneficial owner, if any, on whose behalf the nomination or proposal is made:

(1)   the name and address of such shareholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner,

(2)   the class and number of shares of each class of beneficial interest of U-Store-It Trust that are owned beneficially and of record by such shareholder and owned beneficially by such beneficial owner, the date(s) on which each such security was acquired, and any short interest in any such security (including any opportunity to profit or share in any benefit from any decrease in the price of any such security) held by such shareholder or any beneficial owner, if any, on whose behalf the proposal is made,

(3)   a description of any economic interest in or any other right with respect to (including from a third party), any shares of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities or any obligations measured by the price or value of any such securities, including, without limitation, any swaps or other derivative arrangements) held by such shareholder or any beneficial owner on whose behalf the proposal is made,

(4)   a description of any agreements, arrangements or understandings between or among such shareholder or beneficial owner, on the one hand, and any other persons, on the other hand, in connection with the nomination of any person for election as a trustee,

(5)   a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate any person(s) named in its notice or to bring such proper business included in its notice before the annual meeting and whether or not such shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the U-Store-It’s outstanding shares of beneficial interest required to elect the proposed nominee(s) or approve the proposal(s) included in its notice and/or otherwise to solicit proxies from shareholders in support of the election of the proposed nominee(s) or the proposal, and

(6)   all other information relating to such shareholder that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act.

Householding of Proxy Materials

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our Annual Report and proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our Annual Report, we will send a copy to you if you address your written request to or call U-Store-It Trust, 460 East Swedesford Road, Suite 3000, Wayne, Pennsylvania 19087, Attention: Corporate Secretary (telephone number: 610- 293-5765). If you are receiving multiple copies of our Annual Report and proxy statement, you can request householding by contacting our Corporate Secretary in the same manner.

* * * *

By Order of the Board of Trustees

Jeffrey P. Foster

Secretary

Wayne, Pennsylvania

April 13, 2009

0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 U-STORE-IT TRUST Proxy for Annual Meeting of Shareholders on May 26, 2009 Solicited on Behalf of the Board of Trustees The undersigned hereby appoints Dean Jernigan, Christopher P. Marr and Jeffrey P. Foster, and each of them, as attorney-in-fact and proxy with full power of substitution to represent the undersigned and to vote all of the Common Shares of the Company, held of record by the undersigned on March 24, 2009, at the Annual Meeting of Shareholders to be held on Tuesday, May 26, 2009, at 11:00 a.m., Eastern Daylight Savings time, at Dolce Valley Forge Hotel, 301 West Dekalb Pike, King of Prussia, Pennsylvania 19406, and at any adjournment or postponement thereof. Said attorney-in-fact and proxy is instructed to vote as directed on the reverse side. For more information on how to obtain directions to be able to attend the annual meeting and/or vote in person at the annual meeting please see the accompanying proxy statement or contact our Secretary at 610-293-5765. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF U-STORE-IT TRUST May 26, 2009 Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 26, 2009. The proxy statement and annual report are available at http://ir.ustoreit.com. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Trustees: O William M. Diefenderfer III O Charles Elliott Andrews O John C. (Jack) Dannemiller O Harold S. Haller, Ph.D. O Daniel B. Hurwitz O Dean Jernigan O Marianne M. Keler O David J. LaRue 2. Ratification of the Appointment of KPMG LLP as the Independent Auditor for the year ending December 31, 2009. In their discretion, proxies are authorized to vote upon such other matters as may properly come before this meeting. If this proxy card is properly executed and returned to the Company, the attorney-in-fact and proxy will vote all of the undersigned's shares entitled to vote on the matters hereon as directed hereon or, where no direction is indicated, the undersigned's vote will be cast FOR each of the matters hereon. The attorney-in-fact and proxy will vote such shares as recommended by the Board of Trustees, or, if no recommendation is given, in his own discretion, with regard to any other matters as may properly come before the meeting, including any proposal to adjourn or postpone the meeting. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF TRUSTEES RECOMMENDS A VOTE "FOR" THE ELECTION OF TRUSTEES AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 20830000000000000000 4 052609